                                                                    EXHIBIT 10.2

                              AMENDED AND RESTATED

                                AGREEMENT BETWEEN

                               GENENTECH, INC. AND

                            F. HOFFMANN-LA ROCHE LTD

                           REGARDING COMMERCIALIZATION

                             OF GENENTECH'S PRODUCTS

                            OUTSIDE THE UNITED STATES

                                TABLE OF CONTENTS


Whereas Clauses


Article I - Definitions

        1.     Affiliate...................................................3
        2.     Agreement...................................................3
        3.     Asia........................................................3
        4.     Canada Products.............................................3
        5.     Clinical Requirements.......................................3
        6.     Collaborative Countries.....................................3
        7.     Commercial Requirements.....................................4
        8.     DNase.......................................................4
        9.     Dossier.....................................................4
        10.    Entry into Man .............................................4
        11.    Financial Appendix..........................................4
        12.    First Commercial Introduction...............................4
        13.    Effective Date..............................................4
        14.    GENENTECH...................................................4
        15.    Genentech Canada Ltd........................................4
        16.    Genentech Europe Limited    ................................4
        17.    Roche Territory's Fully Burdened Manufacturing Cost.........5
        18.    Genentech Product...........................................5
        19.    Governance Agreement........................................5
        20.    IDEC Agreement..............................................5
        21.    IDEC Product................................................5
        22.    IGF-1 ......................................................5
        23.    In-Licensed Product ........................................5
        24.    Know-How ...................................................5
        25.    Manufacturing Technology....................................6
        26.    Net Sales...................................................6
        27.    NGF ........................................................6
        28     Party.......................................................6
        29.    Patents.....................................................6
        30.    Phase II Completion Date....................................6
        31.    Phase III Trial.............................................6
        32.    Product.....................................................6
        33.    Registration................................................7
        34.    Restated Date ..............................................7
        35.    ROCHE.......................................................7
        36.    Roche Territory.............................................7

        37.    Scios Nova Agreement........................................7
        38.    Scios Product ..............................................7
        39.    Small Molecule Product......................................7
        40.    Trademark...................................................7
        41.    Valid Claim.................................................7

Article II - Licenses, Options, Know-How and Trademarks

        1.     Licenses for Canada Products and DNase......................7
        2.     Option for License for Other Products.......................8
        3.     Exercise of Option for License for Other Products...........9
        4.     License to Know-How and Option  for License to
                   Know-How...............................................10
        5.     License to Trademark and Option for License to
                   Trademark..............................................11
        6.     Standard of Effort.........................................11
        7.     Reporting on Commercialization Progress....................11
        8.     License to Genentech.......................................12
        9.     Future In-Licenses.........................................13
        10.    IIbIIIa and Ras Farnesyltransferase Collaborations.........13
        11.    IIbIIIa Collaboration......................................13

Article III - Commercialization Committees

        1.     Commercialization Committee................................13
        2.     Management Committee.......................................14
        3.     Development Committee......................................14
        4.     Finance Committee..........................................14

Article IV - Development and Marketing

        1.     Development................................................14
        2.     Development Costs..........................................15
        3.     Marketing..................................................15

Article V - Production and Supply

        1.     Production of Product......................................15
        2.     Supply of Clinical Requirements........................... 15
        3.     Supply of Commercial Requirements..........................16
        4.     Supply Agreement...........................................16
        5.     Amendments to DNase Supply Agreement.......................16
        6.     Supply of Scios Product....................................18
        7.     Supply of IDEC Product.....................................19

        8.     Supply of In-Licensed Product..............................19
        9.     Supply of Small Molecule Product...........................19
        10.    Manufacturing Process and Facilities.......................19
        11.    Additional Capital Requirements............................20
        12.    Term of Supply Obligation..................................20

Article VI - Payments, Margins and Royalties

        1.     Payment for Product Requirements...........................20
        2.     Invoices and Method of Payment of Roche Territory's
                   Fully Burdened Manufacturing Cost and Margin...........21
        3.     Royalties on Sales of DNase................................21
        4.     Royalties and Other Payments on Sale of Canada
                    Products..............................................21
        5.     Royalties on Sale of Genentech Products....................22
        6.     Royalties and Other Payments on Sale of Scios
                    Product...............................................22
        7.     Royalties and Other Payments on Sale of IDEC
                    Product...............................................23
        8.     Royalties and Other Payments on Sale of In-Licensed
                    Product...............................................24
        9.     Calculation of Aggregate Net Sales.........................24
        10.    Timing of Royalty Payments.................................24
        11.    Restrictions on Transfer of Funds..........................25
        13.    Records Regarding Royalties................................26
        14.    Royalty for Use of Trademark...............................26
        15.    Generic Competition........................................26
        16.    Royalty Term if ROCHE Becomes Minority
               Shareholder................................................26

Article VII - Transaction Provisions

        1.     General....................................................26
        2.     Personnel of Genentech Canada, Inc., Genentech
                   Europe Limited and Genentech Ltd. (Japan)..............27
        3.     Records and Property Leases................................27
        4.     Transfer of Dossier and Registration.......................27

Article IX - Patents, Inventions and Trademarks

        1.     Sole Inventions............................................28
        2.     Joint Inventions...........................................28
        3.     Patent Infringement........................................29
        4.     Third Party Patents........................................30


        5.     Reporting on Patent Status.................................30
        6.     Trademark..................................................31

Article X - Confidentiality and Publications

        1.     Confidential Information...................................31
        2.     Publications...............................................31
        3.     Restrictions on Transfer of Proprietary Materials..........32

Article XI - Liability

        1.     No Liability...............................................32
        2.     Indemnification by ROCHE...................................32
        3.     Indemnification By GENENTECH...............................32

Article XII - Term and Termination

        1.     Term.......................................................33
        2.     Termination By ROCHE.......................................33
        3.     Termination By GENENTECH...................................34
        4.     Termination of Development/Commercialization...............34
        5.     Termination for Breach.....................................35
        6.     Certain Proceedings........................................36
        7.     Termination For Change in Ownership........................36
        8.     Survival of Terms..........................................36

Article XIII - Miscellaneous

        1.     Disclaimer of Certain Warranties...........................36
        2.     Entire Agreement, Amendment................................36
        3.     Failure to Enforce.........................................37
        4.     Force Majeure..............................................37
        5.     Arbitration................................................37
        6.     Notices....................................................38
        7.     Use of Names...............................................39
        8.     Successors and Assigns.....................................39
        9.     Headings...................................................39
        10.    Counterparts...............................................39
        11.    Severability...............................................39
        12.    Governing Law..............................................39
        13.    Relationship...............................................40

Appendix A - Financial Appendix...........................................41

Appendix B - Article II Countries.........................................42

                         AMENDED AND RESTATED AGREEMENT


                       Effective as of the Effective Date

                                       and

                 Amended and Restated as of the Restatement Date

                                      Among

F. Hoffmann-La Roche Ltd, Grenzacherstrasse 124, CH 4070 Basel, Switzerland

                                      and

Genentech, Inc., 1 DNA Way, South San Francisco, California, USA 94080, Genentech Europe Limited, Reid House, 31 Church Street, Hamilton, Bermuda HM FXV and Genentech Biopharmaceuticals Limited, Reid House, 31 Church Street, Hamilton, Bermuda HM FXV.

        WHEREAS, GENENTECH possesses rights outside the United States in and to certain pharmaceutical products;

        WHEREAS, GENENTECH wishes to have certain pharmaceutical products developed and marketed outside the United States;

        WHEREAS, ROCHE has considerable knowledge in developing, registering, manufacturing, formulating and filling, promoting, detailing, distributing and marketing pharmaceutical products in all of the significant countries outside the United States that utilize pharmaceutical products, has in place in those countries a well-experienced staff for performing these activities, and can perform these activities in a diligent and aggressive manner for GENENTECH's pharmaceutical products;

        WHEREAS, GENENTECH and ROCHE believe that this Agreement covering the development, registration, manufacture, supply, formulation and filling, promotion, detailing, distribution and marketing of certain of GENENTECH's products outside the United States will be desirable and compatible with both GENENTECH's and ROCHE's business objectives with respect to such products;

        WHEREAS, GENENTECH believes that this Agreement would provide an economic benefit to GENENTECH and speed up availability of unmarketed pharmaceutical products of GENENTECH outside the United States and assist GENENTECH in defraying the substantial costs associated with the development of such products in the United States;

        WHEREAS, GENENTECH and ROCHE intend that this Agreement should cover the development, marketing and supply of certain GENENTECH pharmaceutical products outside the United States and that this Agreement supersedes the following agreements: Agreement Between F. Hoffmann-La Roche Ltd, Genentech, Inc. and Genentech Europe Limited Regarding Commercialization of DNase in Collaborative Countries; and Agreement Between F. Hoffmann-La Roche Ltd, Genentech, Inc., and Genentech Europe Limited Regarding Commercialization of DNase in Rest Of World; Agreement Among F. Hoffmann-La Roche Ltd, Nippon Roche K.K., Genentech, Inc., and Genentech Biopharmaceuticals Limited Regarding Commercialization of DNase in Japan;

        WHEREAS, GENENTECH and ROCHE intend that this Agreement should not cover the development, marketing and supply of certain GENENTECH or jointly developed pharmaceutical products and that this Agreement does not supersede the following
Agreements: Supply Agreement Between F. Hoffmann-La Roche Ltd, Genentech, Inc. and Genentech Europe Limited Regarding DNase in Collaborative Countries, Rest of World and Japan ("DNASE SUPPLY AGREEMENT") except that the terms of such Agreement shall be expanded to include the supply of DNase in Canada; Joint Research and Development Agreement between F. Hoffmann-La Roche Ltd, Hoffmann-La Roche, Inc. and Genentech, Inc. Regarding LFA/ICAM Antagonists; the TNF-Receptor Fusion Protein Agreement between Genentech, Inc., F. Hoffmann-La Roche Ltd, and Hoffmann-La Roche, Inc. and the Development Agreement Between Genentech, Inc. and Hoffmann-La Roche, Inc., dated January 6, 1980 concerning interferon alpha and beta; Joint Research and Development Agreement between F. Hoffmann-La Roche Ltd. and Hoffmann-La Roche, Inc. and Genentech, Inc. Regarding IL-8 Molecules (expired); Small Molecule Screening and Collaboration Agreement between F. Hoffmann-La Roche Ltd. and Genentech, Inc.; Joint Research and Development Agreement among F. Hoffmann-La Roche Ltd, Hoffmann-La Roche Inc. and Genentech, Inc. regarding Anti-Coagulants effective February 10, 1995; and Agreement among
F. Hoffmann-La Roche Ltd and Genentech, Inc. regarding Anti-Her2 effective July 6, 1998;

        WHEREAS, Roche Holding Ltd, a corporation organized under the laws of Switzerland, and Genentech, Inc. concluded, effective September 8, 1990, a Mutual Confidentiality Agreement (the "MUTUAL CONFIDENTIALITY AGREEMENT") covering the ongoing disclosure of all confidential scientific, financial, technical and business information of any nature in any tangible form of expression among Genentech, Inc. on the one hand and Roche Holding Ltd and its subsidiaries and affiliates throughout the world, except Genentech, Inc., on the other hand.

        WHEREAS, Roche Holding Ltd and Genentech, Inc. concluded effective July 17, 1991 a Mutual Agreement for Supply of Research Material covering the ongoing transfer of proprietary materials, substances, reagents and the like among Genentech, Inc. on the one hand and Roche Holding Ltd and its subsidiaries and affiliates throughout the world, except Genentech, Inc., on the other hand.

        WHEREAS, GENENTECH and ROCHE amended this Agreement at a meeting in London on May 1, 1997 and made additional amendments with respect to the commercialization of the GP-IIbIIIa antagonist, designated Xubix, pursuant to a letter agreement dated May 29, 1998.

        NOW, THEREFORE, THE PARTIES HERETO AGREE AS FOLLOWS:

ARTICLE I - DEFINITIONS

1.      The term "AFFILIATE" shall mean --

                (a) an organization fifty (50%) percent or more of the voting stock of which is owned and/or controlled directly or indirectly by either Party;

                (b) an organization which directly or indirectly owns and/or controls fifty percent (50%) or more of the voting stock of either Party;

                (c) an organization which is directly or indirectly under common control of either Party through common share holdings.

        The foregoing notwithstanding, neither Party shall be considered an Affiliate of the other Party or of any other Party's Affiliates.

2. The term "AGREEMENT" shall mean this Agreement, including all Appendices hereto, together with any valid amendments or modifications of the foregoing, and any agreements or plans entered into in connection with this Agreement.

3. The term "ASIA" shall mean the countries of Japan, Bangladesh, Myanmar, Cambodia, Indonesia, People's Republic of China, Hong Kong, Republic of Korea, Laos, Malaysia, Papua New Guinea, Philippines, Singapore, Sri Lanka, Republic of China (Taiwan) and Thailand and the territories and possessions of each.

4. The term "BULK PRODUCT" shall have the definition set forth in the definition of "Product."

5. The term "CANADA PRODUCTS" shall mean the pharmaceutical products Activase(R) tissue plasminogen activator, Protropin(R) and Nutropin(R) human growth hormone, Actimmune(R) interferon gamma and Pulmozyme(R) dornase alpha each as sold in Canada.

6. The term "CLAIMS" shall have the meaning set forth in Article XI, Sections 2 and 3 of this Agreement.

7. The term "CLINICAL REQUIREMENTS" shall mean those quantities of a Product reasonably required by a Party for the conduct of preclinical and clinical studies of such Product in that Party's Territory. The term Clinical Requirements as used herein with respect to a Party shall also include the Clinical Requirements of that Party's licensees, if any.

8. The term "COLLABORATIVE COUNTRIES" shall mean Austria, Belgium, Denmark, Finland, France, Germany, Greece, Italy, Ireland, Luxembourg, Netherlands, Norway, Portugal, Spain, Switzerland, Sweden, United Kingdom and any additional countries that may subsequently become members of the EU.

9. The term "COMMERCIAL REQUIREMENTS" shall mean those quantities of a Product reasonably required by a Party for promotion and sale of such Product in the its Territory. The term Commercial Requirements as used herein with respect to a Party shall also include the Commercial Requirements of that Party's licensees, if any.

10. The term "DEVELOPMENT COSTS" shall have the meaning set forth in the Financial Appendix.

11. The term "DNASE" shall mean the protein, DNase, as defined in the DNase Supply Agreement.

12. The term "DNASE SUPPLY AGREEMENT" shall have the meaning set forth in the preamble of this Agreement.

13. The term "DOSSIER" shall mean the document or documents filed with and approved by the government or health authority in a country in the Roche Territory for purposes of registration of a Product for sale in such country.

14. The term "EFFECTIVE DATE" shall mean the date that the Amendment and Restatement of Article Third of the Certificate of Incorporation of Genentech, Inc. amending the terms of the Redeemable Common Stock, par value $0.02, of GENENTECH became effective, i.e., October 25, 1995.

15. The term "ENTRY INTO MAN" shall mean the occurrence of Genentech's official decision to file an Investigational New Drug exemption application (an "IND") with the U.S. Food and Drug Administration.

16.     The term "FINANCIAL APPENDIX" shall mean Appendix A to this Agreement.

17. The term "FINISHED PRODUCT" shall have the meaning set forth in the definition of "Product."

18. The term "FIRST COMMERCIAL INTRODUCTION" shall mean the first date upon which a Product is shipped commercially by ROCHE to an independent third party in a country in the Roche Territory, after formal marketing approval in that country, including any required price approval, has been granted from the relevant authority in that country for that Product.

19. The term "GENENTECH" shall mean Genentech, Inc. and, where appropriate, its affiliates.

20. The term "GENENTECH CANADA, INC." shall mean that Affiliate of Genentech, Inc. located at 1100 Burloak Drive, Fifth Floor, Burlington, Ontario L7L 6B2 and organized as Genentech Canada, Inc. under the laws of Canada.

21. The term "GENENTECH EUROPE LIMITED" shall mean that Affiliate of Genentech, Inc. located at 31 Church Street, Hamilton, Bermuda HM FX and organized as Genentech Europe Limited under the laws of Bermuda.

22. The term "GENENTECH'S FULLY BURDENED MANUFACTURING COST" shall have the meaning set forth in the Financial Appendix.

23.     The term "GENENTECH PRODUCT" shall mean a Product for which GENENTECH
        (i) has an ownership interest outside the United States as of April 12, 1995 or (ii) thereafter has or acquires an ownership interest during the term of this Agreement but does not include Canada Products, DNase, IDEC Product, Scios Product and In-Licensed Products, human growth hormone products, tissue plasminogen activator products and interferon gamma products.

24. The term "GLOBAL DEVELOPMENT COSTS" shall have the meaning set forth in the Financial Appendix.

25. The term "GOVERNANCE AGREEMENT" shall mean the Governance Agreement entered into between Roche Holdings, Inc., a Delaware corporation, and Genentech, Inc. on September 7, 1990 as amended and restated on October 25, 1995 and as the same may be further amended by the Parties, or any agreement which supercedes or replaces that agreement.

26. The term "IDEC AGREEMENT" shall mean the Collaboration Agreement between Genentech, Inc. and IDEC Pharmaceuticals Corporation, effective as of March 16, 1995.

27. The term "IDEC PRODUCT" shall mean all of those products which are the subject of the IDEC Agreement.

28. The term "IND" shall have the meaning set forth in the definition of Entry Into Man.

29. The term "IIBIIIA AGREEMENT" shall mean the Joint Research and Development Agreement, dated January 7, 1993, between F. Hoffmann-La Roche Ltd, Hoffmann La-Roche Inc. and Genentech, Inc. regarding IIbIIIa Antagonists.

30. The term "IN-LICENSED PRODUCT" shall mean any Product to which, subsequent to April 12, 1995, GENENTECH acquires rights in the Roche Territory by means of a patent and/or knowhow license from a third party.

31. The term "KNOW-HOW" shall mean proprietary technical information, know-how, data, test results, knowledge, techniques, discoveries, inventions, specifications, designs, regulatory filings, and other information (whether or not patentable) which are now and, unless specified otherwise, hereafter during the term of this Agreement are in the possession or control of a Party and are specifically related to a Product or to the development, manufacture, use or sale of a Product of that Party; provided, however, that Know-How shall not include any of the foregoing (i) which are now or hereafter in the possession or control of a Party as a result of a license taken from a third party and which a Party is not free to transfer or license to the other Party or which a Party may transfer or license but such transfer or license would necessitate the payment of a fee or royalty to the licensor (unless provision is made hereunder for the payment of such fee or royalty) or
        (ii) which are generally ascertainable from publicly available information.

32. The term "MUTUAL CONFIDENTIALITY AGREEMENT" shall have the meaning set forth in the preamble of this Agreement.

33. The term "MANUFACTURING TECHNOLOGY" shall mean all Know-How of a Party then existing which is necessary to make or have made a Product in the manner that such Product is then manufactured by the Party to produce Clinical Requirements or to produce Commercial Requirements, as applicable.

34. The term "NET SALES" shall have the meaning set forth in the Financial Appendix.

35. The term "OPTION EXTENSION FEE" shall mean the nonrefundable amount of $10,000,000 U.S. which is to be paid to GENENTECH by ROCHE within ten
        (10) days of ROCHE's determination with respect to a Product not to exercise its option for a right and license under Article II, Section 2
        (a) after the Phase II Completion Date for that Product.

36. The term "PARTY" shall mean either GENENTECH or ROCHE, and when used in the plural, shall mean both of them.

37. The term "PATENTS" shall mean any and all patent applications and patents (including inventor's certificates), including any substitutions, extensions, reissues, renewals, divisions, continuations or continuations-in-part thereof or therefor covering a Product, its administration, formulation or clinical use, which a Party now or hereafter during the term of this Agreement owns or controls or with respect to which a Party has the right to grant licenses or sublicenses without the payment of a fee or royalty (unless provision is made hereunder for the payment of such fee or royalty) to the licensor, but only to the extent they specifically cover a Product or the manufacture, use or sale of a Product.

38. The term "PHASE II COMPLETION DATE" shall mean the date by which GENENTECH, in its reasonable judgement, has clinical trial data and other information sufficient to undertake a Phase III Trial in the USA.

39. The term "PHASE III COMPLETION DATE" shall mean the date by which a Phase III Trial is completed with respect to a Product, and the results of that Phase III Trial are known, available and have been analyzed and, in Genentech's reasonable judgement, allow filing for a Biologics License Application or New Drug Application for that Product in the USA.

40. The term "PHASE III TRIAL" shall mean a controlled study in humans of the efficacy and safety of a Product which is prospectively designed to demonstrate statistically whether the Product is effective for use in a particular indication in a manner sufficient to obtain regulatory approval to market that Product or which is sufficient to permit a filing with the competent authorities for a Registration in the USA.

41. The term "PRODUCT" shall mean any human pharmaceutical formulation of a compound for which a Party has an ownership interest as of April 12, 1995 or thereafter acquires an ownership interest or rights by means of a patent or knowhow license during the term of this Agreement. In the case of GENENTECH, the term Product shall include Canada Products, Genentech Products, IDEC Product, Scios Product, In-Licensed Products and DNase. The term Product shall also include: (a) all bulk forms of a Product ("BULK PRODUCT"); (b) Product which has been vialed but is not finished or packaged ("VIALED

        PRODUCT"); and (c) finished, packaged final dosage units of a Product ("FINISHED PRODUCT"). The term Product shall include not only the specific molecule involved but molecules derived from that molecule whether by addition or deletion of other chemical subunits.

42. The term "REGISTRATION" shall mean the official approval by the government or health authority or similar entity in one or more countries in the Roche Territory which is required for a Product to be offered for sale in that country or those countries, including such authorizations as may be required for the production, importation, pricing and sale of that Product to the extent they are needed for that Product to be offered for sale in that country or those countries.

43.     The term "RESTATEMENT DATE " shall mean ______________, 1999.

44. The term "ROCHE" shall mean F. Hoffmann-La Roche Ltd and its Affiliates unless otherwise specified in this Agreement.

45. The term "ROCHE TERRITORY" shall mean all countries of the world except the United States and its territories and possessions.

46. The term "SCIOS NOVA AGREEMENT " shall mean the Collaboration Agreement between Genentech, Inc. and Scios Nova, Inc. effective as of December 30, 1994.

47. The term "SCIOS PRODUCT" shall mean all of those products which are the subject of the Scios Nova Agreement.

48. The term "SMALL MOLECULE PRODUCT" shall mean a synthetic molecule that is not a protein or peptide.

49. The term "TRADEMARK" shall mean the trademarks owned, registered, maintained or used by GENENTECH in connection with a Product.

50. The term "UNITED STATES" shall mean, unless otherwise indicated, the United States and its territories and possessions.

51. The term "VALID CLAIM" shall mean a subsisting claim of an issued and unexpired Patent that has not been held invalid, unpatentable or unenforceable by a decision of a governmental body or court of competent jurisdiction, that is unappealable or unappealed within the time allowed for appeal, and that has not been rendered unenforceable through disclaimer or otherwise.

52. The term "VIALED PRODUCT" shall have the meaning set forth in the definition of "Product."

53. The term "XUBIX" shall mean the specific IIaIIIb antagonist currently designated by the trademark Xubix, and any formulations thereof.


ARTICLE II - LICENSES, OPTIONS, KNOW-HOW AND TRADEMARKS

1.      License for Canada Products and DNase.

                (a) Subject to the terms and conditions of this Agreement, GENENTECH hereby grants to ROCHE a sole and exclusive right and license under GENENTECH's Patents, including the right to sublicense others with GENENTECH's prior consent, which consent shall not be unreasonably withheld, to register, use, sell and market (including the right to detail and promote) Canada Products in Canada and DNase in the Roche Territory.

                (b) Subject to the terms and conditions of this Agreement, GENENTECH hereby grants to ROCHE a sole and exclusive right and license under GENENTECH's Patents, including the right to sublicense others with GENENTECH's prior consent, which consent shall not be unreasonably withheld, for each Canada Product in Canada and DNase in the Roche Territory, dependent on the Parties' mutual agreement as to whether GENENTECH will supply Vialed Product or Bulk Product (i) to make and/or have made Finished Product from Vialed Product or (ii) to make and/or have made Vialed Product from Bulk Product.

2.      Option for License for Other Products.

                (a) Subject to the terms and conditions of this Agreement, GENENTECH hereby grants to ROCHE an option on a Product-by-Product basis, exercisable for any Product at (i) such Product's Entry Into Man;
        (ii) at the first Phase II Completion Date for such Product, or (iii) if ROCHE has paid GENENTECH the Option Extension Fee, at the Phase III Completion Date for such Product for a sole and exclusive (to the extent available) right and license in the Roche Territory under GENENTECH's Patents and, to the extent sublicensable by GENENTECH, patents of third parties licensed to GENENTECH, including where available the right to sublicense others with GENENTECH's prior consent, which consent shall not be unreasonably withheld, to register, use, sell and market (including the right to detail and promote) each Genentech Product and, subject to the terms and conditions of the relevant license agreement, In-Licensed Product and IDEC Product or Scios Product and shall include the right for all indications. Such option shall be exercisable only once for each Product. If ROCHE does not pay the Option Extension Fee with respect to a Product, there shall be no additional option with respect to that Product beyond that associated with the Phase II Completion Date.

                (b) Subject to the terms and conditions of this Agreement and contingent on ROCHE exercising its option under Section 2(a) of this
        Article II, GENENTECH hereby grants to ROCHE, an option, exercisable only once for any Product either at (i) such Product's Entry Into Man;
        (ii) at the first Phase II Completion Date for such Product, or (iii) at the Phase III Completion Date, for a sole and exclusive (to the extent available) right and license in the Roche Territory, under GENENTECH's Patents and, to the extent sublicensable by GENENTECH, patents of third parties licensed to GENENTECH, including where available, the right to sublicense others with GENENTECH's prior consent, which consent shall not be unreasonably withheld, for Genentech Product and, subject to the terms and conditions of the relevant license agreement, In-Licensed Product and IDEC Product to the extent GENENTECH is contractually able to do so under the IDEC Agreement and to Scios Product to the extent GENENTECH is contractually able to do so under the Scios Nova Agreement, to make Vialed Product from Bulk Product. Such option shall be exercisable only once for each Product.

                (c) The options described above may be exercised earlier than the time periods described if the Parties mutually agree. The options described above shall terminate on October 25, 2015 except as follows:

                        (i) if Roche has paid an Option Extension Fee for a
                Product, Roche shall retain an option for that Product exercisable at the Phase III Completion Date for that Product;

                        (ii) for a Product for which Entry Into Man has occurred
                but which has not yet reached the Phase II Completion Date, Roche shall continue to have an option exercisable at the Phase II Completion Date; and

                        (iii) for any Product for which the 60 day period to
                exercise an option with respect to Entry Into Man or the Phase II Completion Date or the Phase III Completion Date has arisen, that option shall continue for the remaining portion of that 60 day period that is then unexpired.

                (d) The foregoing notwithstanding, if at any time prior to Entry Into Man of a Genentech Product or In-Licensed Product, GENENTECH decides to discontinue sole development of such a Product and to license a third party the rights to that Product, that Product shall be subject to the provisions of Section 3.07 of the Governance Agreement and shall no longer be subject to the provisions of this Agreement. If at any time upon or after Entry Into Man of a Genentech Product or In-Licensed Product, the occurrence of the first Phase II Completion Date for such a Product, or thereafter unless ROCHE has paid the Option Extension Fee, GENENTECH decides to discontinue sole development of such a Product and to license a third party the rights in the Roche Territory to that Product, that Product shall be subject to the provisions of Section 3.07 of the Governance Agreement provided, however, that if the parties do not enter into an license agreement regarding such Product on the basis of Section 3.07 of the Governance Agreement, the terms of this Agreement (including but not limited to ROCHE's option rights) with regard those rights to such Product in the Roche Territory shall continue to remain in full force and effect. If ROCHE has paid the Option Extension Fee, GENENTECH shall have no rights to grant rights to third parties to that Product in the Roche Territory. Upon receipt of notification with respect to a Product as specified in the first sentence of Section 3 (a) of Article II, ROCHE shall make a good faith determination as to its interest in the Product in the Roche Territory. If ROCHE determines that it has no interest in maintaining its future option rights it will so inform GENENTECH so that GENENTECH may pursue other development and commercial arrangements with others with respect to that Product in the Roche Territory so that GENENTECH may realize the full commercial potential of such Product.

3.      Exercise of Option for License for Other Products.

                (a) Upon each of the occurrences of Entry Into Man, the Phase II Completion Date and the Phase III Completion Date for a GENENTECH Product or an In-Licensed Product for which an option hereunder is still in effect, GENENTECH shall so notify ROCHE's primary contact on the Commercialization Committee established in Article III. In connection with such notice, GENENTECH shall provide ROCHE with all relevant information regarding the Product, including results of preclinical and clinical studies, third party rights (patent rights and royalty obligations), and manufacturing process and cost information not yet communicated to the Development Committee in accordance with this
        Section 3, but such information shall not include marketing or other commercial information other than market research information. At any time, ROCHE shall have the right to request reasonable additional non-marketing or noncommercial information. Within thirty (30) days of such notification and the receipt by ROCHE of all information specified herein, the Commercialization Committee shall meet to review such information and the results of such studies and any other relevant non-marketing or noncommercial information developed by or possessed by GENENTECH regarding that Product which ROCHE may request. After the notice to ROCHE's primary contact on the Commercialization Committee as specified above, GENENTECH and ROCHE shall jointly formulate a development plan with respect to the United States and Europe for the Product, the terms of which shall be negotiated in good faith by the Parties. Such plan shall address issues regarding initially envisioned indications and additional indications to be developed and shall be agreed upon ten (10) days prior to the expiry of the sixty (60) day period mentioned below. If ROCHE does not exercise its option hereunder, that development plan will not have any binding effect. Within sixty
        (60) days of the notice to ROCHE's primary contact on the Commercialization Committee as specified above and the receipt by ROCHE of all information specified herein, ROCHE shall either exercise in writing its option for a license for such Product under Section 2 of this Article II or if ROCHE fails to so exercise, ROCHE shall be deemed to have irrevocably waived the option with respect to that particular option exercise period.

        If ROCHE fails to exercise its option for a license for such Product within 60 days of the notice to ROCHE of the Phase III Completion Date, GENENTECH thereafter shall be free to develop, make, have made, use, sell and market (including the right to promote and detail) such Product in the Roche Territory in any manner it chooses, including by means of a license to one or more third parties, and free of any restrictions under
        Section 3.07 of the Governance Agreement.

                (b) (1) Within forty-five (45) days of the Effective Date of this Agreement, the Commercialization Committee shall meet to review summary results of clinical data for any Genentech Product and In-Licensed Product for which there has been a Phase II Completion Date of the Effective Date and for IDEC Product and Scios Product. Within ninety (90) days of the commencement of such meeting, ROCHE shall either exercise in writing its option for a license for each such Product under
        Section 2 of this Article II or if ROCHE fails to so exercise, it shall be deemed to have irrevocably waived such option. If ROCHE waives its option for a license for a Product under Section 2 of this Article II, GENENTECH shall be free to develop, make, have made, use, sell and market (including the right to detail and promote) such Product in the Roche Territory in any manner it chooses including by means of a license to one or more third parties and free of any restrictions of Section
        3.07 of the Governance Agreement. If ROCHE waives its option for a license for either IDEC Product or Scios Product pursuant to the foregoing, ROCHE shall have no further rights to any IDEC Product or Scios Product, as the case may be.

                        (2) The right of ROCHE to any license hereunder to IDEC Product is subject to ROCHE's agreement to comply with all appropriate obligations of the IDEC Agreement for IDEC Product and any required consent of IDEC. The right of ROCHE to any license hereunder to Scios Product is subject to ROCHE's agreement to comply with all appropriate obligations of the Scios Nova Agreement for Scios Product and any required consent of Scios Nova.

                (c) Any information provided by GENENTECH to ROCHE for its evaluation with respect to exercising an option under this Article shall be returned to GENENTECH promptly if ROCHE decides not to exercise such option and such information shall be subject to the provisions of
        Article X below.

4.      License to Know-How and Option for License to Know-How.

                (a) Subject to the terms and conditions of this Agreement, GENENTECH hereby grants to ROCHE, for the term of this Agreement, a right and license, including the right to sublicense others with GENENTECH's prior consent, which consent shall not be unreasonably withheld, to use in Canada, GENENTECH Know-How specifically related to Canada Products and to use in the Roche Territory, GENENTECH Know-How specifically related to DNase (i) to register, use, sell and market (Including the right to detail and promote) such Products; and dependent on the Parties' mutual agreement as to whether GENENTECH will supply Vialed Product or Bulk Product (ii) to make and/or have made Finished Product from Vialed Product, or (iii) to make and/or have made Vialed Product from Bulk Product.


                (b) Subject to the terms and conditions of this Agreement and the exercise of the option for such Product under Section 2 of this
        Article II, GENENTECH hereby grants to ROCHE, for the term of this Agreement, a right and license, including the right to sublicense others with GENENTECH's prior consent, which consent shall not be unreasonably withheld, to use in the Roche Territory, GENENTECH Know-How specifically related to GENENTECH Products, In-Licensed Products, Scios Product or IDEC Product (i) to register, use, sell and market (Including the right to detail and promote) such Product; and dependent on the Parties mutual agreement as to whether GENENTECH will supply Vialed Product or Bulk Product (ii) to make and/or have made such Finished Product from such Vialed Product or (iii) to make and/or have made such Vialed Product from such Bulk Product.

5.      License to Trademark and Option for License to Trademark.

                (a) Subject to the terms and conditions of this Agreement, GENENTECH grants to ROCHE a sole and exclusive right and license to use the appropriate Trademarks in Canada for Canada Products and in the Roche Territory for DNase including the right to sublicense others with GENENTECH's prior consent, which consent shall not be unreasonably withheld. ROCHE and its Affiliates shall use the appropriate Trademarks for such Products in Canada in the case of Canada Products or in each country in the Roche Territory in the case of DNase unless the Trademark is not available in such country. If the appropriate Trademark for such Product is not available in such country, ROCHE shall obtain GENENTECH's prior consent before using any other trademark for such Product in such country, which consent shall not be unreasonably withheld.

                (b) Subject to the terms and conditions of this Agreement and the exercise of the option for a Product under Section 2 of this
        Article II, GENENTECH grants to ROCHE a sole and exclusive right and license to use the Trademark for such Product in the Roche Territory including the right to sublicense others with GENENTECH's prior consent, which consent shall not be unreasonably withheld.

        ROCHE and its Affiliates shall use the Trademark for such Product in each country in the Roche Territory unless the Trademark is not available in such country. If the Trademark for such Product is not available in such country, ROCHE shall obtain GENENTECH's prior consent before using any other trademark for the Product in such country, which consent shall not be unreasonably withheld.

6. Standard of Effort. ROCHE acknowledges that for those Products licensed to ROCHE hereunder, GENENTECH's sole opportunity to receive maximum potential revenue from sales of those Products in each country in the Roche Territory is solely dependent on ROCHE's efforts and that a failure to provide the level of effort specified herein is likely to have a significant adverse effect on potential revenues to GENENTECH which would be inimical to the purposes of this Agreement. Therefore, the exclusive licenses granted to ROCHE under this Article shall be conditioned on ROCHE using its "best efforts" in each country in the Roche Territory to take all steps necessary in an expeditious fashion to obtain regulatory approval to sell the Product and thereafter to sell the Product in a manner so as to maximize its revenue potential. "Best efforts" shall mean efforts, including the commitment of all necessary personnel and financial resources, in a timeframe equivalent to that used by ROCHE to develop, promote and sell ROCHE's major pharmaceutical products.

7. Reporting on Commercialization Progress. ROCHE shall keep GENENTECH informed of the progress of its efforts to develop, register, and market the Product licensed by it hereunder in each country in the Roche Territory. Such progress reports shall be made annually by November 30th of each year. For each country listed on Appendix B hereto, such progress reports shall specifically include information on --

                (a) the status of, and plans for, clinical trials needed for registration of the Product,

                (b) the status of, and plans for, registering the Product for sale, and

                (c) the budgeted sales of the Product or the Net Sales of the Product if it is registered;

                (d) the Net Sales of the Product included in the business plan for the Product; and

                (e)     summaries of promotional plans and market research.

        In addition, GENENTECH may make reasonable requests for, and ROCHE shall provide, specific information about efforts to register and sell the Products in countries in the Roche Territory other than those set forth in Appendix B and about the aggregate Net Sales budgeted or included in the business plan for Products for all countries in the Roche Territory.

8. License to GENENTECH. Subject to the terms and conditions of this Agreement, ROCHE hereby grants, and shall cause Hoffmann-La Roche, Inc. to grant, to GENENTECH in the United States, a perpetual royalty-free, nonexclusive right and license under ROCHE's Patents and Know-How, to register, make, have made, use, sell and market (including the right to promote) in the United States

                (a)     the Canada Products and DNase; and

                (b) any Genentech Product, In-Licensed Product, IDEC Product or Scios Product for which ROCHE exercises its option under Section 2 of this Article II.

        ROCHE shall not grant to any third party, and ROCHE shall cause Hoffmann-La Roche, Inc. not to grant to any third party, any license under ROCHE's Patents and Know-How in the United States to register, make, have made, use, sell and market (including the right to promote) any Product which is described in subsection (a) or (b) of this Section 8 without GENENTECH's prior written consent.

9. Future In-Licenses. With respect to future prospective in-licenses from third parties where GENENTECH is the prospective licensee and the license involves Products with rights in the Roche Territory, the Parties shall discuss in advance the nature of reasonable terms for the Roche Territory. Any final license agreement with respect to the Roche Territory shall be on terms mutually acceptable to both Parties, and the Parties shall discuss and agree to a worldwide development and commercialization strategy with respect to such a Product.

10. Ras Farnesyltransferase Collaboration. With respect to the Parties' current collaboration on ras farnesyltransferase inhibitors, GENENTECH will have the sole right outside of the Roche Territory, and ROCHE shall have the sole right in the Roche Territory to register, use, sell and market (including the right to detail and promote) all Products resulting from such collaboration. All research efforts and Development Costs for these Products shall be shared in an equal manner. Neither Party shall pay the other royalties for sales of any of these Products in its Territory. In the event that any of the existing agreements relating to such collaboration conflict with this Section 10 of Article II, the terms of this Section shall govern.

11. IIbIIIa Collaborations Other than Xubix Collaboration. With respect to the Parties' collaborations on IIbIIIa antagonists under the IIbIIIa Agreement other than the collaboration on Xubix, GENENTECH will have the sole right outside of the Roche Territory, and ROCHE shall have the sole right in the Roche Territory to register, use, sell and market (including the right to detail and promote) all Products resulting from such collaborations. All research efforts and Global Development Costs for these Products shall be shared in an equal manner. Neither Party shall pay the other royalties for sales of any of these Products in its Territory. In the event that any of the existing agreements relating to these collaborations conflict with this Section 11 of Article II, the terms of this Section shall govern.


12.     GP-IIbIIIa (Xubix) Collaboration.

        (a) ROCHE hereby grants to GENENTECH the option (the "OPT-IN OPTION") to participate and share in the development and commercialization of Xubix, exercisable at any time up to and within thirty (30) days after NDA approval of the first indication (acute or chronic therapy) in the United States. Such Opt-in Option shall be exercisable with respect to Xubix for all indications. Upon its exercise of the Opt-in Option, GENENTECH shall reimburse ROCHE for fifty percent (50%) of ROCHE's Development Costs for Xubix (including Phase III Development Costs) incurred by ROCHE from and after May 1, 1997 through the exercise date and for Phase III Development costs incurred prior to May 1, 1997 and shall pay the additional sum of $25 million U.S. Upon GENENTECH's exercise of the Opt-in Option, the Parties shall negotiate in good faith and enter into a more detailed commercialization and development agreement with respect to Xubix based on the provisions contained herein it being understood that any Development Costs incurred after such opt-in date shall be equally shared.

        (b) If GENENTECH exercises the Opt-in Option, GENENTECH and ROCHE will have semi-exclusive rights in the United States, with GENENTECH and ROCHE co-promoting Xubix and sharing net profits on a basis of sixty percent (60%) to GENENTECH and forty percent (40%) to ROCHE if the first indication for which marketing approval is sought is for acute therapy or on a basis of fifty percent (50%) to GENENTECH and fifty percent (50%) to ROCHE if the first indication for which marketing approval is sought is for chronic therapy. ROCHE shall have the sole right in the Roche Territory to register, use, sell and market (including the right to detail and promote) all Products resulting from such collaboration.

        (c) Upon ROCHE's filing of a NDA for the first indication (acute or chronic therapy) of Xubix in the United States if GENENTECH has not yet exercised its Opt-in Option, ROCHE shall provide GENENTECH with all relevant information requested by Genentech regarding Xubix including results of preclinical and clinical studies.

        (d) Neither Party shall pay the other royalties for sales of any Xubix provided however, that ROCHE shall pay GENENTECH a six percent (6%) royalty on Net Sales of Xubix in any country in which Net Sales occur, in accordance with Article VI of this Agreement, if GENENTECH does not exercise the Opt-in Option. The royalty shall be paid in that country for the longer of (a) a period of ten (10) years from First Commercial Introduction of Xubix in that country or (b) until the last expiration of a valid claim of a Genentech Patent which the sale of Xubix would infringe in that country without the license granted in the IIbIIIa Agreement. If there are one or more products generically equivalent to Xubix which directly compete with Xubix in a country so that the generically equivalent products have a market share in that country of at least twenty-five percent (25%) of the market (in units) for Xubix, GENENTECH and ROCHE shall negotiate in good faith a modification to the royalty term or rate so that the royalty payable by ROCHE in that case is more economically viable.

        (e) In the event that any of the existing agreements relating to this collaboration conflict with this Section 12 of Article II, the terms of this Section shall govern.

ARTICLE III - COMMERCIALIZATION COMMITTEES

1. Joint Commercialization Committee. Within fifteen (15) days of the Effective Date, the Parties shall form a Joint Commercialization Committee. The Joint Commercialization Committee shall be the (a) forum for communicating to ROCHE information about Products, including the results for a Product as of that Product's Entry Into Man, Phase II Completion Date and Phase III Completion Date as well as all other information about that Product in GENENTECH's possession at the time of such communication which is specifically relevant to ROCHE's decision whether to exercise its option for that Product (e.g., cost information, market research, etc.) and (b) for communicating to GENENTECH information about Products for which ROCHE has a license. The Joint Commercialization Committee shall meet initially with respect to a Product upon its Entry Into Man or earlier if the Parties mutually agree. The Joint Commercialization Committee shall also be the forum for ROCHE's communications, pursuant to Section 7 of Article II, above about ROCHE's development and sales and marketing efforts for each Product for which it has a license hereunder. The Joint Commercialization Committee shall be comprised of an equal number but not more than five nominees of ROCHE and GENENTECH respectively, appointed by their respective organizations. The chairman of the Joint Commercialization Committee will be designated by

        GENENTECH. The chairman will call and chair meetings of the Joint Commercialization Committee which will be held at GENENTECH's facilities unless mutually agreed otherwise or by video conference where feasible.

2. Management Committee. Within ninety (90) days of the Effective Date, the Parties shall form a Management Committee comprised of three representatives from ROCHE, including its Chief Operating Officer or Head of the Pharma Division and three representatives from GENENTECH, including its Chief Executive Officer or Chief Operating Officer. The Management Committee shall meet at least once per year to review the development and commercialization status of all Products which are then subject to this Agreement and any other matters brought to the Committee's attention by the Commercialization Committee, the Finance Committee or the Development Committee.

3. Development Committee. Within sixty (60) days of the Effective Date, the Parties shall form a Development Committee comprised of three representatives from ROCHE and three representatives from GENENTECH. The Development Committee shall meet regularly but at least three (3) times a year to discuss the development of Products for which ROCHE has exercised its option under Article II. GENENTECH shall keep ROCHE informed through the Development Committee on projects and products for which an option of ROCHE is still in effect with an emphasis on those projects which are approaching Entry Into Man (i.e. potential Entry Into Man foreseen within the next four (4) months). The Development Committee shall direct and coordinate development efforts on a global basis for a Product for which ROCHE has exercised its option, consistent with the development plan required by Section 3 of Article II. The Development Committee shall meet initially with respect to a Product approaching its Entry Into Man, or earlier if the Parties mutually agree, and shall be responsible for formulating a joint development plan as required by
        Section 3 of Article II. Except as otherwise specifically provided in such plan with respect to a Product, GENENTECH will lead the planning of world-wide development strategies for its Products. All decisions related to GENENTECH's development efforts for a Product and GENENTECH's filings for approval of a Registration outside the Roche Territory shall be solely those of GENENTECH, except as otherwise specifically provided in such plan. All decisions related to ROCHE's development efforts for a Product for which ROCHE has exercised its option right and ROCHE's filing for approval of a Registration in the Roche Territory shall be solely those of ROCHE, except as otherwise specifically provided in such plan. The activities of a party in its territory shall not negatively impact the activities of the other party in its territory.

4. Joint Finance Committee. Within sixty (60) days of the Effective Date, the Parties shall form a Joint Finance Committee comprised of two representatives from ROCHE and two representatives from GENENTECH. The Joint Finance

        Committee shall meet on an as needed basis to review and discuss financial activities and issues relating to this Agreement.

5. Review of Status. Within six (6) months of the Restatement Date, the Parties shall review the Committee structure and composition described above with a view to simplifying the Committee system where feasible.

ARTICLE IV - DEVELOPMENT AND MARKETING

1. Development. Subject to the terms and conditions of this Agreement and the joint development plan with respect to a Product agreed to pursuant to Section 3 of Article II, GENENTECH shall be solely responsible for, and have full autonomy with respect to, the development of its Products outside of the Roche Territory and in the Roche Territory with respect to Products not licensed to ROCHE hereunder, and ROCHE shall be solely responsible for the development in the Roche Territory of those Products for which it has been granted a license under Section 2 of Article II and has exercised its option for a license under Section 3 of Article
        II. The Parties shall each have the Additional Indication Opt-Out Option referred to in the Financial Appendix with respect to each Product developed hereunder.

2. Development Costs Incurred prior to Opt-In. Except as set forth below, GENENTECH shall be reimbursed by ROCHE for fifty percent (50%) of all of GENENTECH's Development Costs incurred in connection with a Product prior to the date on which ROCHE has exercised its option for such license under Sections 2 and 3 of Article II. GENENTECH shall choose the method for reimbursement from among those set forth in the Financial Appendix.

        If ROCHE exercises its option for a license for a Product after notice of the Phase III Completion Date for that Product, GENENTECH will be reimbursed by ROCHE for fifty percent (50%) of all of GENENTECH's Development Costs incurred in connection with that Product prior to the date of GENENTECH'S notice to ROCHE of the Phase II Completion Date for that Product and seventy-five percent (75%) of all of GENENTECH's Development Costs incurred in connection with that Product after the date of the notice to ROCHE of the Phase II Completion Date and prior to the exercise of ROCHE's option for a license to the Product after receipt of the notice of the Phase III Completion Date. If ROCHE has paid an Option Extension Fee for a Product, $5,000,000 shall be credited against the Development Costs reimbursable by ROCHE at the time of the exercise of the option following receipt of notice of the Phase III Completion Date.

3.      Development Costs after Opt-In. Except as noted below, GENENTECH and

        ROCHE shall share the Global Development Costs incurred in connection with any development of a Product and incurred on or after the date on which ROCHE has been granted a license to such Product under Section 2 of Article II and has exercised its option for such license under Sections 2 and 3 of Article II. If ROCHE exercises its option for such Product during the exercise period after the date of such Product's Entry Into Man, ROCHE shall bear fifty percent (50%) of the Global Development Costs and GENENTECH shall bear fifty percent (50%) of the Global Development Costs for that Product. If ROCHE exercises its option for such Product during the exercise period after the Phase II Completion Date for such Product, ROCHE shall bear seventy-five percent (75%) of the Global Development Costs and GENENTECH shall bear twenty-five percent (25%) of the Global Development Costs for that Product. The exceptions to the foregoing are as follows:


                (a) Canada Products. With respect to Canada Products, GENENTECH shall be reimbursed by ROCHE for ten percent (10%) of all of GENENTECH's Development Costs incurred in connection with any development of a Canada Product and incurred on or after the date on which ROCHE has been granted a license to such Product under Section 1 of Article II.

                (b) IGF-1 Products. With respect to IGF-1 Products, ROCHE shall bear sixty percent (60%) of all Global Development Costs incurred in connection with any development of an IGF-1 Product for any diabetes indication on or after the date on which ROCHE has exercised its option for a license under Section 3 of
                Article II and GENENTECH shall bear forty percent (40%) of such Global Development Costs.

                (c) NGF Products. With respect to NGF Product, ROCHE shall bear sixty percent (60%) of all of Global Development Costs incurred in connection with any development of a NGF Product on or after the date on which ROCHE has exercised its option for a license under Section 3 of Article II and GENENTECH shall bear forty percent (40%) of such Global Development Costs, however any costs related to AIDS related neuropathies shall be fully borne by GENENTECH.

                (d) Additional Indications, New Formulations and New Dosing Schedules. With respect to any additional indications or new formulations or new dosing schedules for a Product other than the indication or formulation or dosing schedule for which the Product is being developed for initial Registration and where the additional indication or new formulation or new dosing schedule would require a separate Phase III Trial for Registration,

                        (i) if ROCHE exercises its option associated with the Phase II Completion Date, each Party shall bear 50% of the Global Development Costs incurred with respect to such additional indications and new formulations and new dosing schedules; and

                        (ii) if ROCHE exercise its option associated with the Phase III Completion Date, ROCHE shall bear seventy-five percent (75%) and GENENTECH shall bear twenty-five percent (25%) of the Global Development Costs incurred with respect to such additional indications and new formulations and new dosing schedules.

                (e) Phase III Completion Date Option. If Roche exercises its option for a Product after notice of the Phase III Completion Date for that Product, no Global Development Costs will be shared for the completion of any clinical development or filing or preparation necessary for either Party's Registration for the indication which was the subject of the Phase III Trial related to the Phase III Completion Date.

        The determination of the amount of the Development Costs and the Global Development Costs, and the timing and mechanism for payment thereof, is set forth in the Financial Appendix.

4. Marketing. GENENTECH shall be solely responsible for and have full autonomy with respect to the marketing of its products in the United States and in the Roche Territory with respect to Products not licensed to ROCHE hereunder. Subject to the terms and conditions of this Agreement, ROCHE shall be solely responsible for the marketing in the Roche Territory of those Products for which it has been granted a license under Section 2 of Article II and has exercised its option for a license under Section 3 of Article II and for Canada Products and DNase.

ARTICLE V - PRODUCTION AND SUPPLY

1.      Production of Product. Except as provided in Sections 6, 7 and 8 of this
        Article V, GENENTECH, or Genentech Biopharmaceuticals Limited in the case of DNase as Vialed Product or Finished Product, or Genentech International Limited in the case of Genentech Products (except DNase) which are Vialed Product or Finished Product, shall be responsible for the manufacture of Clinical Requirements and Commercial Requirements of Bulk Product, Vialed Product or Finished Product, as the case may be, for which ROCHE has a license, for the Roche Territory.

2. Supply of Clinical Requirements. Except as provided in Sections 5, 6, 7 and 8 of this Article, GENENTECH shall use its best efforts to supply ROCHE with ROCHE's Clinical Requirements pursuant to a mutually agreeable and reasonable production schedule. GENENTECH shall not be obligated to supply Clinical Requirements to ROCHE other than in accordance with the quantities mutually agreed to and at the approximate dates of delivery mutually agreed to. All transportation and packing and similar costs shall be borne by ROCHE. Title and risk of loss shall pass to ROCHE upon delivery by GENENTECH FOB origin. The Parties shall agree on specifications for the Clinical Requirements, and the Clinical Requirements delivered by GENENTECH shall meet those specifications. GENENTECH shall not favor the supply of its own clinical requirements of a Product to it or its other licensees over ROCHE's Clinical Requirements.

3. Supply of Commercial Requirements. Except as provided in Sections 5, 6, 7 and 8 of this Article, GENENTECH, or Genentech Biopharmaceuticals Limited in the case of DNase as Vialed Product or Finished Product, or Genentech International Limited in the case of Genentech Products (except DNase) which are Vialed Product or Finished Product, shall supply ROCHE with ROCHE's Commercial Requirements pursuant to a mutually agreeable and reasonable production schedule for ROCHE's Commercial Requirements, and ROCHE agrees to purchase its Commercial Requirements from those entities. Those entities shall not be obligated to supply Commercial Requirements to ROCHE other than in accordance with the quantities mutually agreed to and at the approximate dates of delivery mutually agreed to. All transportation and packing and similar costs shall be borne by ROCHE. Title and risk of loss shall pass to ROCHE upon delivery by those entities to ROCHE, FOB origin. The Parties shall agree on specifications and procedures for the Commercial Requirements, and the Commercial Requirements delivered by those entities shall meet those specifications and procedures. Those entities shall not favor the supply of their own commercial requirements of Product to themselves or their other licensees over ROCHE's Commercial Requirements.

4.      Supply Agreement.

                (a) Except as provided in Sections 5, 6, 7 and 8 of this Article, at the time that ROCHE exercises its option for a license for a Product under Section 2 of Article II, the Parties agree to negotiate and enter into a definitive Supply Agreement for such Product on a basis consistent with this Article and the other terms and conditions of this Agreement.

                (b) For Canada Products other than DNase, the Parties will negotiate and enter into a Supply Agreement consistent with this Article V and the other terms and conditions of this Agreement.

5. Amendments to DNase Supply Agreement. (a) GENENTECH's and Genentech Biopharmaceutical Limited's obligation to supply ROCHE with ROCHE's Clinical Requirements and Commercial Requirements of DNase in the Roche Territory, and ROCHE's agreement to purchase such Requirements from GENENTECH and Genentech Biopharmaceuticals Limited shall be governed by the DNase Supply Agreement as amended by this Section 5. The DNase Supply Agreement is amended as follows.

                (a) The definition of Collaborative Countries is amended to include Canada by striking Section 4 of Article I in its entirety and inserting in lieu thereof:

                "4. The term "COLLABORATIVE COUNTRIES" shall include those countries listed in Appendix D of the Collaborative Agreement and Canada.".

                (b) The definition of Rest of World Countries is amended to include Japan by striking Section 19 of Article I and inserting in lieu thereof:

                "19. The term "ROW COUNTRIES" shall include all countries except the Collaborative Countries and the United States.".

                (c) The inclusion of Canada and Japan in the DNase Supply Agreement and its effect on the provisions allocating DNase in the event of a product shortfall shall be addressed by striking Section 9(c)(i) of
        Article II and inserting in lieu thereof:

                        "(i)    the United States,".

                (d) In light of the changed marketing arrangement for DNase and to provide for an arm's length margin on GENENTECH's manufacture of DNase, Section 1 of Article III is stricken in its entirety and a new
        Section 1 is inserted in lieu thereof:

                "1.     Payment for Clinical Requirements and Commercial
                        Requirements.

                                (a) All Vialed Product for Clinical Requirements
                        shall be supplied by Genentech Biopharmaceutical Limited to ROCHE at Genentech Biopharmaceutical Limited's Fully Burdened Manufacturing Cost.

                                (b) All Bulk Product for Commercial Requirements
                        shall be supplied by Genentech Biopharmaceutical Limited to ROCHE at Genentech Biopharmaceutical Limited 's Fully Burdened Manufacturing Cost plus a margin of twenty percent (20%) on such Cost and all Vialed Product for Commercial Requirements shall be supplied by Genentech Biopharmaceutical Limited to ROCHE at Genentech Biopharmaceutical Limited's Fully Burdened Manufacturing Cost plus a margin of twenty percent (20%) and --

                                        (1) in the case of Commercial
                                Requirements for use in a Collaborative Country, such other amounts as specified in Section 3 of
                                Article VI of the Agreement Between Genentech, Inc. and F. Hoffmann-La Roche Ltd Regarding the Commercialization of Genentech's Products in the Roche Territory; or


                                        (2) in the case of Commercial
                                Requirements for use in a ROW country, such other amounts as specified in Section 3 of
                                Article VI of the Agreement Between Genentech, Inc. and F. Hoffmann-La Roche Ltd Regarding the Commercialization of Genentech's Products in the Roche Territory."

                (e) In light of the changed marketing arrangement for DNase and to extend Genentech Biopharmaceutical Limited's supply obligation to reflect such change, Section 1 of Article IV is stricken in its entirety and a new Section 1 is inserted in lieu thereof:

                "1. Term. (a) This Agreement shall enter into force and effect as of February 11, 1992.

                                (b) The term of Genentech Biopharmaceutical
                        Limited's obligation to supply ROCHE with Product and ROCHE's obligation to purchase Product from Genentech Biopharmaceutical Limited for use in each of the Collaborative Countries and ROW Countries shall continue only for so long as ROCHE is obligated to pay royalties under Section 3 of Article VI of the Agreement Between Genentech, Inc and F. Hoffmann-La Roche Ltd Regarding the Commercialization of Genentech's Products in the Roche Territory; provided, however, that when such term ends with respect to a Collaborative or ROW Country, ROCHE and Genentech Biopharmaceutical Limited shall discuss in good faith terms and conditions for a continuing supply of Product from Genentech Biopharmaceutical Limited to ROCHE at a world market price for use and sale in the Roche Territory.".

6. Supply of Scios Product. If ROCHE exercises its option for Scios Product under Section 2 of Article II of this Agreement, Scios Product will be supplied by Scios

        Nova (or a third party contractor of Scios Nova) to ROCHE, and ROCHE agrees to purchase such Product from Scios Nova (or a third party contractor of Scios Nova), under the terms and conditions specified in the Scios Nova Agreement and such other terms and conditions as may be agreed to by GENENTECH and Scios Nova in a supply agreement yet to be negotiated. In the event that ROCHE has exercised its option for a license for the Scios Product prior to the negotiation and execution of such supply agreement, GENENTECH shall keep ROCHE fully informed of the negotiations regarding such supply agreement and shall invite a representative of ROCHE to participate in such discussions.

7. Supply of IDEC Product. If ROCHE exercises its option for IDEC Product under Section 2 of Article II of this Agreement, IDEC Product will be supplied in a manner consistent with the IDEC Agreement.

8. Supply of In-Licensed Product. If ROCHE exercises its option for a license for an In-Licensed Product under Section 2 of Article II of this Agreement and if the terms and conditions of the agreement between GENENTECH and the licensor covering the manufacture and supply of such In-Licensed Product provide that such licensor (or a third party contractor of such licensor) will be responsible for the manufacture and supply of such In-Licensed Product, then such In-Licensed Product will be supplied by such licensor (or a third party contractor of such licensor) to ROCHE, and ROCHE agrees to purchase such In-Licensed Product from such licensor (or a third party contractor of such licensor) under the terms and conditions specified in the agreement between GENENTECH and the licensor. In the event that ROCHE has exercised its option for such In-Licensed Product and a supply agreement has yet to be negotiated between GENENTECH and the licensor of such In-Licensed Product, GENENTECH shall keep ROCHE fully informed of the negotiations regarding such supply agreement and shall invite a representative of ROCHE to participate in discussions regarding a supply agreement.

9. Supply of Small Molecule Product. If ROCHE exercises its option for a license for a Product under Section 2 of Article II of this Agreement and if such Product is a Small Molecule Product, ROCHE shall be responsible for the manufacture and supply of GENENTECH's Clinical Requirements and Commercial Requirements of such Small Molecule Product. In such case, the terms and conditions herein applicable to GENENTECH when it is manufacturing and supplying Product to ROCHE shall be equally applicable to ROCHE when it is manufacturing and supplying Small Molecule Product to GENENTECH including, without limitation, those terms and conditions set forth in Sections 2, 3, 4, 9 and 10 of this Article and the Section 1 of Article VI.

10.     Manufacturing Process and Facilities..

                (a) Except as provided in Sections 6, 7, 8 and 9 of this Article, GENENTECH shall be solely responsible for the development of a manufacturing process and facilities for Products for which ROCHE has a license except Small Molecule Products. The fully burdened costs associated with the development of a manufacturing process specifically for such Product shall be considered part of the Development Costs and shall be shared as set forth in Section 3 of the Financial Appendix.

                (b) ROCHE shall be solely responsible for the development of a manufacturing process and facilities for Small Molecule Products for which ROCHE has a license. The fully burdened costs associated with the development of a manufacturing process specifically for such Small Molecule Product shall be shared by the Parties in proportion to their expected share of the worldwide market, in terms of revenues, for the Small Molecule Product for their Territory. For example, if GENENTECH's expected proportionate share in terms of revenues of the worldwide market is 33%, it shall bear 33% of the expense of developing a manufacturing process for that Small Molecule Product.

11. Additional Capital Requirements. Except as provided in Sections 6, 7 and 8 of this Article, if GENENTECH or ROCHE determines that additional dedicated manufacturing equipment, expansion or adaption of the then existing manufacturing facilities or manufacturing equipment, or construction of an additional manufacturing facility is needed to manufacture a Product to meet Clinical Requirements or Commercial Requirements for the other Party as provided herein, the manufacturing Party shall be solely responsible for the capital costs associated with such project.

12. Term of Supply Obligation. Except as provided in Sections 5, 6, 7 and 8 of this Article, each Party's obligation to provide the other Party with Product for use and sale in that Party's Territory shall continue only for so long as that Party is obligated to pay royalties hereunder for such Product. Thereafter ROCHE and GENENTECH shall discuss in good faith terms and conditions for a continuing supply of such Product from the manufacturing Party to other Party at a mutually agreeable market price for use and sale in that Party's Territory.

13. ROCHE Right to Manufacture. Notwithstanding anything to the contrary in this Agreement, and subject to the provisions relating to Costs of Idle Capacity in the Financial Appendix, ROCHE shall have the right to manufacture Bulk Product or Vialed Product (i) if ROCHE can demonstrate that it is able to manufacture Bulk Product or Vialed Product at a lower price than the supply price of GENENTECH, or (ii) if GENENTECH is not able to, or it is foreseeable that GENENTECH will not be in a position to, supply Roche's Commercial

        Requirements in the Roche Territory, or (iii) if GENENTECH intends to have a third party toll manufacture Bulk Product or Vialed Product. In such case and if ROCHE so requests, GENENTECH shall provide ROCHE with all information and, at Roche' expense, support needed to enable ROCHE to manufacture Bulk Product or Vialed Product for use and sale in the Roche Territory and GENENTECH shall grant ROCHE the respective licenses necessary for ROCHE to effect its rights hereunder.


ARTICLE VI - PAYMENTS, MARGINS AND ROYALTIES

1.      Payment for Product Requirements.

                (a) Except for IDEC Product and Scios Product, unless the terms and conditions applicable to an In-Licensed Product provide otherwise, all Clinical Requirements shall be supplied by one Party to the other at the manufacturing Party's Fully Burdened Manufacturing Cost.

                (b) Except for IDEC Product and Scios Product, unless the terms and conditions applicable to an In-Licensed Product provide otherwise, all Commercial Requirements in the form of Vialed Product shall be supplied by GENENTECH to ROCHE at GENENTECH's Fully Burdened Manufacturing Cost plus a margin of twenty (20%) on such Cost. Except for IDEC Product and Scios Product, unless the terms and conditions applicable to an In-Licensed Product provide otherwise, if ROCHE is producing Vialed Product pursuant to the licenses granted in Sections 1 and 3 of Article II, then Bulk Product, necessary for the manufacture of Vialed Product and Finished Product for Commercial Requirements outside the United States, shall be supplied by GENENTECH to ROCHE at GENENTECH's Fully Burdened Manufacturing Cost plus a margin of twenty (20%) on such Cost.

2. Invoices and Method of Payment of GENENTECH's Fully Burdened Manufacturing Cost and Margin. GENENTECH shall invoice ROCHE for each shipment of Bulk Product or Vialed Product, as the case may be, and ROCHE shall pay such invoice on the terms and conditions set forth in the Financial Appendix.

3.      Royalties on Sale of DNase.

                (a) ROCHE shall pay GENENTECH a royalty of twenty percent (20%) on Net Sales of DNase in each of the Collaborative Countries and Canada.

                (b) ROCHE shall pay GENENTECH a royalty of twelve and one-half percent (12.5%) on the first $100 million in aggregate Net Sales of DNase in countries other than the Collaborative Countries and Canada and thereafter a royalty of fifteen percent (15%) on aggregate Net Sales of DNase in such countries in excess of $100 million.

                (c) The payment of royalties on DNase Net Sales in each country of the Roche Territory in (a) and (b) above shall continue until the latter to occur of (i) the last expiration of a Valid Claim of a GENENTECH Patent which the sale of that Product would infringe in that country but for the license granted herein or (ii) for a period of 25 years from the date of First Commercial Introduction in that country.

4.      Royalties and Other Payments on Sale of Canada Products.

                (a) ROCHE shall pay GENENTECH a royalty of twenty percent (20%) on Net Sales of each Canada Product. The payment of royalties on each Canada Product's Net Sales shall continue until the latter to occur of (i) the last expiration of a Valid Claim of a GENENTECH Patent which the sale of that Product would infringe in that country but for the license granted herein or (ii) a period of 25 years from the Effective Date.

                (b) For each annual increase in Net Sales of Activase in Canada in excess of 110% of 1994 Net Sales of Activase in Canada, ROCHE agrees to make an additional payment to GENENTECH of ten percent (10%) of Net Sales of Activase in Canada for that year in excess of 1994 Net Sales. In no event shall the total of such annual payments exceed $27 million.

5. Royalties on Sale of Genentech Products. Except for Genentech Products for which ROCHE exercises its option granted under Section 2(b) of
        Article II after the Phase III Completion Date, ROCHE shall pay GENENTECH a royalty of twelve and one-half percent (12.5%) on the first $100 million in aggregate Net Sales of each Genentech Product in the Roche Territory and a royalty of fifteen percent (15%) on aggregate Net Sales of such Genentech Product in excess of $100 million. For Genentech Products for which ROCHE exercises its option granted under Section 2(b) of Article II after the Phase III Completion Date, ROCHE shall pay GENENTECH a royalty of fifteen percent (15%) on all Net Sales of such Genentech Product. If ROCHE has paid an Option Extension Fee for a Product, the amount of $5,000,000 shall be credited against royalties payable GENENTECH by ROCHE in the first calendar year of sales by ROCHE in which Net Sales of that product exceed $100 million U.S. The payment of royalties on each GENENTECH Product's Net Sales in each country of the Roche Territory shall continue until the latter to occur of (i) the last expiration of a Valid Claim of a GENENTECH Patent which the sale of that Product would infringe in that country but for the license granted herein or (ii) a period of 25 years from the date of First Commercial Introduction in that country.

6.      Royalties and Other Payments on Sale of Scios Product.

                (a) ROCHE shall pay GENENTECH a royalty of twenty percent (20%) on annual Net Sales of Scios Product in each country of the Roche Territory for so long as GENENTECH is paying a royalty to Scios Nova under the Scios Nova Agreement in that country. Thereafter, ROCHE shall pay GENENTECH a royalty on Net Sales in that country of ten percent (10%) for aggregate annual Net Sales of up to and including $150 million in all countries in that year and of eight percent (8%) for aggregate annual Net Sales of over $150 million in all countries in that year, and such royalties shall be payable with respect to each country until the latter to occur of (i) the last expiration of a Valid Claim of a GENENTECH Patent which the sale of that Product would infringe in that country but for the license granted herein or (ii) a period of 25 years from the date of First Commercial Introduction in that country.

                (b) If ROCHE exercises its option pursuant to Sections 2 and 3 of Article II, within thirty (30) days thereafter ROCHE shall pay GENENTECH a one time fee of $25,000,000 in lieu of paying one-half-of the Development Costs for Scios Product. Such amount assumes that a second Phase III Trial will be required for Registration of Scios Product in the United States; if only one Phase III Trial is necessary, the Parties will negotiate a higher one time fee. GENENTECH is obligated to make certain one time milestone payments to Scios Nova, as set forth in the Scios Nova Agreement, upon Net Sales of $150 million in the Licensed Territory in any 12 month period (either $15 million or $7.5 million) or upon Regulatory Approval in Japan (either $5 million or $2.5 million) as those terms are used in the Scios Nova Agreement. ROCHE shall promptly reimburse GENENTECH for each such milestone GENENTECH pays to Scios Nova.


                (c) With respect to Canada, the Scios Nova Agreement provides that GENENTECH and Scios Nova will copromote Scios Product as part of a copromotion arrangement for the United States and Canada and that GENENTECH and Scios Nova will share Operating Profits and Losses on the sale of Scios Product as part of an arrangement to share Operating Profits and Losses for the United States and Canada. ROCHE's rights with respect to Scios Product are subject to such obligations regarding copromotion in Canada and the sharing of Operating Profits and Losses with respect to Canada.

7.      Royalties and Other Payments on Sale of IDEC Product.

                (a) ROCHE shall pay GENENTECH a royalty of twenty percent (20%) on Net Sales of IDEC Product in each country of the Roche Territory for so long as GENENTECH is paying a royalty to IDEC under the IDEC Agreement in that country. Thereafter, ROCHE shall pay GENENTECH a royalty on Net Sales in that country of ten percent (10%) for aggregate annual Net Sales of up to and including $75 million in all countries in that year and eight percent (8%) for aggregate annual Net Sales over $75 million in all countries in that year, and such royalties shall be payable with respect to each country until the latter to occur of (i) the last expiration of a Valid Claim of a GENENTECH Patent which the sale of that Product would infringe in that country but for the license granted herein or (ii) a period of 25 years from the date of First Commercial Introduction in that country.

                (b) If ROCHE exercises its option pursuant to Sections 2 and 3 of Article II, within thirty (30) days thereafter ROCHE shall pay GENENTECH a one time fee of $10 million in lieu of paying one-half of the Development Costs for IDEC Product incurred as of the Effective Date. Development Costs incurred after the Effective Date shall be subject to Section 2 of Article IV. In addition, GENENTECH is obligated to make certain one time milestone payments to IDEC, as set forth in the IDEC Agreement, upon Regulatory Approval in the First Major European Country ($10 million) and upon the Patent Milestone Event ($2.5 million) as those terms are used in the IDEC Agreement. ROCHE shall promptly reimburse GENENTECH for each such milestone which GENENTECH pays to IDEC.

                (c) GENENTECH has an option for a co-exclusive license for rights to IDEC Product in Asia for a payment of $2.5 million if such co-exclusive license becomes available to GENENTECH. If ROCHE exercises its option for a license for the IDEC Product under Section 2 of Article II and if ROCHE wishes GENENTECH to exercise the option for a co-exclusive license to IDEC Product in Asia should such license become available to GENENTECH, then ROCHE shall provide written notice of such to GENENTECH at the time of exercise of its option and pay $2.5 million to GENENTECH in conjunction therewith.

                (d) With respect to Canada, the IDEC Agreement provides that GENENTECH and IDEC will copromote IDEC Product as part of a copromotion arrangement for the United States and Canada and that GENENTECH and IDEC will share Operating Profits and Losses on the sale of IDEC Product as part of an arrangement to share Operating Profits and Losses for the United States and Canada. ROCHE's rights with respect to IDEC Product are subject to such obligations regarding copromotion in Canada and the sharing of Operating Profits and Losses with respect to Canada.

8.      Royalties and Other Payments on Sale of In-Licensed Product.

                (a) If ROCHE exercises its option under Article II for an In-Licensed Product, the Parties will negotiate mutually agreeable financial terms for payments by ROCHE to GENENTECH.

                (b) In general, if ROCHE exercises its option under Article II for an In-Licensed Product, ROCHE agrees to pay to GENENTECH a license fee or similar acquisition fee for rights in the Roche Territory and any milestone or similar payments related to the achievement of progress either in development, registration or sales of an In-Licensed Product or for other achievements in the Roche Territory.

                (c) The Parties acknowledge that the specific terms and conditions related to an In-Licensed Product cannot be anticipated and agree to negotiate in good faith the allocation of responsibility for such terms and conditions in a fair manner reflecting the benefit to be received by each from the In-Licensed Product.

9. Calculation of Aggregate Net Sales. The calculation of the aggregate Net Sales for determination of the applicable royalty percentage shall be that set forth in the Financial Appendix.

10. Timing of Royalty Payments. Payment of amounts specified in this Article shall be made within ninety (90) days of the end of each calendar quarter in which the sale was made except where payments are made to GENENTECH in consideration of royalty payments to be made to Scios Nova or IDEC in which case those payments shall be made within sixty (60) days of the end of each calendar quarter. For purposes of determining when a sale of a Product occurs, the sale shall be deemed to occur when an independent third party is invoiced for the Product. Any such payment that is not paid on or before the date such payment is due under this Agreement shall bear interest, to the extent permitted by applicable law, at the LIBOR rate of interest as reported by Data Stream from time to time, calculated on the number of days such payment is delinquent. ROCHE shall make all payments hereunder by bank wire transfer in immediately available funds to such account as GENENTECH shall designate before such payment is due, free and clear of any taxes, duties, levies, fees or charges, except for withholding taxes due on behalf of GENENTECH (to the extent applicable). ROCHE shall make any withholding payments due on behalf of GENENTECH and shall promptly provide GENENTECH with written documentation of any such payment sufficient to satisfy the reasonable requirements of an appropriate tax authority with respect to an application by GENENTECH for a foreign tax credit for such payment or for similar treatment. At the time of remittance of each payment described in this Article, ROCHE shall provide GENENTECH with a statement summarizing the Net Sales of the Product in each of country outside the United States in the reporting currency of each such country and the rate used to convert from each such country's currency to Swiss Francs and, in the case of the Scios Agreement and IDEC Agreement, with such other information as those Agreements require of GENENTECH.

11.     Restrictions on Transfer of Funds.

                (a) If ROCHE ships Product into a country outside the United States for sale in that country and, at the time of shipment, such country has legal restrictions on the transfer of funds which prevent the prompt remittance of the part or all of the amount described in this Article, ROCHE shall be obligated to pay such amounts in immediately available funds to such account as GENENTECH shall designate.

                (b) If ROCHE ships Product into a country outside the United States for sale in that country and such country subsequently imposes legal restrictions on the transfer of funds which prevents the prompt remittance of part or all of the amount described in this Article with respect to that shipment of the Product in that country, ROCHE shall be obligated to --

                        (i) pay such portion of such amount as permitted by the
                law of such country in immediately available funds to such account as GENENTECH shall designate, and

                        (ii) pay the remainder of such amount to such account as
                GENENTECH shall designate in a bank in such country.

        In such event, the Parties shall discuss in good faith the best means of utilizing the funds on deposit in such country. Shipments of the Product into such country after the imposition of legal restrictions on the transfer of funds shall be subject to subsection (a) of this Section.

13. Records Regarding Royalties. ROCHE agrees to keep for at least three (3) years, records of all sales of Product on a country-by-country basis in sufficient detail to permit GENENTECH to confirm the accuracy of the ROCHE's calculations with respect to payment of the amounts described in this Article. Once a year, at the request and the expense of GENENTECH and upon at least five (5) days' prior written notice, ROCHE shall permit its officially appointed world-wide auditor to examine its records in a manner sufficient to report to GENENTECH on the accuracy of ROCHE's calculations. Results of any such examination shall be made available to both Parties. If such examination reveals an underpayment of the amounts described in this Article by five percent (5%) or more, ROCHE shall pay all costs of such examination. In the event such examination concludes that additional amounts are owed, the additional amounts shall be paid within thirty (30) days of the date GENENTECH delivers to ROCHE such accountant's written report so concluding. In the event such examination concludes that there has been an overpayment with respect to such amounts, the excess shall be credited to ROCHE against future payment of the amounts described in this Article. This Section shall survive any termination of royalty payments for a particular country for a period of six (6) years.

14. Royalty for Use of Trademark. At the end of the term for the payment of royalties as defined in this Article, ROCHE shall pay to GENENTECH a royalty for the use of each Trademark in each country in the Roche Territory at a rate of two percent (2%) of Net Sales by ROCHE in such country of the Product represented by the Trademark for so long as the Trademark is used.

15. Generic Competition. If there is one or more products generically equivalent to a Product which compete with that Product in a country so that the generically equivalent products have a market share in that country of at least twenty-five percent (25%) of the market (in units) for the Product, GENENTECH and ROCHE shall negotiate in good faith a modification to the royalty term or rate so that the royalty payable by ROCHE in that case is significantly more economically viable.

16. Royalty Term if ROCHE Becomes Minority Shareholder. Notwithstanding anything to the contrary herein, if ROCHE's equity ownership of GENENTECH securities is less than fifty percent (50%) of all such securities then outstanding, the term for the payment of royalties for a Product hereunder in each country shall be reduced to the latter to occur of (i) the last expiration of a Valid Claim of a GENENTECH Patent which the sale of that Product would infringe in that country but for the license granted herein or (ii) a period of ten (10) years from the date of First Commercial Introduction in that country. If at any time ROCHE's equity ownership of GENENTECH securities becomes less than fifty percent (50%) (the "Divestiture Date"), the term for the payment of royalties specified above shall become immediately applicable. If because of the immediate applicability of the shortened term for the payment of royalties for a Product, royalties would no longer be payable in a country, ROCHE shall continue to pay royalties on that Product in that country over the following period in a decreasing manner as follows:

               Period                              % of applicable royalty
               ------                              -----------------------
        From Divestiture Date until                      100
        end of that calendar year

        First full calendar year following                80
        Divestiture Date

        Second full calendar year following               60
        Divestiture Date

               Period                              % of applicable royalty
               ------                              -----------------------
        Third full calendar year following                40
        Divestiture Date

        Fourth full calendar year following               20
        Divestiture Date

`       Fifth full calendar year following                 0
        Divestiture Date and thereafter

        Thereafter, ROCHE shall have a fully paid-up license for such Product.


ARTICLE VII - TRANSITION PROVISIONS

1. General. The Parties intend to effect a transfer of the operations of Genentech Canada Ltd, Genentech Europe Limited and Genentech Ltd. (Japan) to ROCHE in the manner described above and in the subsequent provisions of this Article VII. The Parties acknowledge that a number of actions must be taken to effect such transfers in an orderly manner so as to minimize disruption to those operations and attendant costs and maximize revenue receipt where such operations are generating or involved in generating revenue. The Parties acknowledge that while they will act expeditiously to take all such appropriate actions, a substantial period is likely to be required to complete all of such actions. Therefore, the Parties agree to effect such a transfer as quickly as possible but no later than January 1, 1996 and the provisions relating to such a transfer, including license grants, supply obligation, like relating to Canada, shall be effective when such transfer is completed and at a date to be mutually agreed to.

2. Personnel of Genentech Canada, Inc., Genentech Europe Limited and Genentech Ltd. (Japan). The Parties shall discuss and mutually agree with respect to the continuing status of the employees of Genentech Canada, Inc., Genentech Europe Limited and Genentech Ltd. (Japan).

3.      Records and Property Leases.

                (a) Within ninety (90) days of the Effective Date of this Agreement, copies of the records of Genentech Canada, Inc., Genentech Europe Limited and Genentech Ltd. (Japan) relating to their operations and needed by ROCHE to assume those operations shall be made available to ROCHE.

                (b) Within ninety (90) days of the Effective Date of this Agreement, information regarding the real estate property leases of Genentech Canada, Inc., Genentech Europe Limited and Genentech Ltd. (Japan) shall be made available to ROCHE and such leases shall promptly be assumed by ROCHE as well as any other liabilities of these entities which have arisen in the ordinary course of business except for a line of credit to Genentech Canada, Inc. used to purchase Activase rights.

                (c) Within ninety (90) days of the Effective Date of this Agreement, information regarding office equipment and the like to ROCHE. Within thirty (30) days after such information is made available ROCHE, ROCHE shall advise GENENTECH whether it wishes to purchase any or all of such equipment or the like.

4. Transfer of Dossier and Registration. The Dossiers for Canada Product, including all data, information, results, and documents with respect to pertinent Registrations in Canada, shall be transferred by GENENTECH to ROCHE, and ROCHE shall be entitled to use the Dossiers and all such data, information, results, and documents for its own purposes consistent with the terms of this Agreement. GENENTECH shall cooperate with ROCHE in a timely manner and in every proper way to effect the transfer of the pertinent Registration or Registrations exclusively to ROCHE and GENENTECH shall seek, and use its best efforts to obtain, the necessary authorization from the pertinent governmental authorities applicable to such transfer.


ARTICLE IX - PATENTS, INVENTIONS AND TRADEMARKS

1. Sole Inventions. The Parties recognize that either Party may independently and separately make inventions in the course of this Agreement relating to a Product, its administration, formulation or clinical use. In such event, the Party making the invention shall be the sole owner of that invention and of any patent applications and patents thereon (including inventor's certificates) and shall be solely responsible for the filing, prosecution and maintenance of all such patent applications and patents and shall have sole authority to decide what actions in that regard it shall take. If the other Party wishes to have the Party owning the invention undertake actions which the Party owning the invention does not routinely undertake or which it has decided not to undertake, the other Party may request such Party to undertake such actions and if the other Party does undertake such actions, it shall be reimbursed for all internal and external costs it incurs relating to such actions.

2. Joint Inventions. Any inventions relating to a Product, its administration, formulation or clinical use arising from the Parties' efforts under this Agreement that are jointly made by both Parties (i.e., an invention in which one or more inventors from each Party, including individuals normally obliged to assign an invention to a Party, have made an inventive contribution as determined by United States Patent Law), and any patent applications and patents thereon, shall be jointly owned by the Parties. With respect to any such joint invention, the Parties intend that after consultation with each other, the filing, prosecution and maintenance of any patent applications thereon will be under the control of the Party from whom the majority of the data underlying such patent application arises (the "Controlling Party"), and the Controlling Party shall have the right (but not the obligation) to undertake such filings, prosecutions and maintenance at its sole expense, provided that: (a) the Controlling Party notifies the non-Controlling Party within one (1) month after the filing of any priority patent application by the Controlling Party; (b) the Controlling Party informs the non-Controlling Party within eight (8) months from the filing of the priority application whether and in which countries it intends to file convention applications; (c) the Controlling Party provides the non-Controlling Party promptly with copies of all communications received from or filed in patent offices with respect to such filings; and (d) the Controlling Party provides the non-Controlling Party a reasonable time prior to taking or failing to take action that would affect the scope or validity of rights under any patent applications or patents (including but not limited to substantially narrowing or canceling any claim, abandoning any patent or not filing or perfecting the filing of any patent application in any country), with notice of such proposed action or inaction so that the non-Controlling Party has a reasonable opportunity to review and make comments. In the event that the Controlling Party breaches the foregoing obligations regarding updating and consultation, and such breach is not cured with thirty (30) days of a written notice from the non-Controlling Party to the Controlling Party describing such breach, or in the event that the Controlling Party fails to undertake the filing of a patent application within ninety (90) days of a written notice by the non-Controlling Party to the Controlling Party that the non-Controlling Party believes filing of such an application is appropriate, the non-Controlling Party may undertake such filing, prosecution and maintenance at its sole expense, in which case the Controlling Party shall assign all its rights to such invention to the non-Controlling Party, and any patent application and subsequently issued patent thereon shall be owned solely by the non-Controlling Party.

3.      Patent Infringement.

                (a) In the event that GENENTECH or ROCHE become aware of any infringement by a third party of any GENENTECH Patents in the Roche Territory, whether solely or jointly held, each Party shall inform the other in writing of all available evidence and details available concerning such infringement. Before taking any action, the Parties shall consult with each other as to the best manner in which to proceed. Either Party which is the sole owner of a Patent shall have the sole right but not the obligation to bring, defend, and maintain any appropriate suit or action or to control the conduct thereof against the infringer.

        However, if the Parties agree to equally share all expenses, they shall also share the recoveries due to any such action. If the Parties do not agree to share all expenses, the paying Party will receive all recoveries due to any such action. If one Party requests the other Party to join in such suit or action, the other Party shall cooperate and execute all papers and perform such other acts as may be reasonably required.

                (b) In the event that GENENTECH and/or ROCHE are sued or threatened with suit in the Roche Territory, by a third party who claims that the manufacture, use or sale of a Product is an infringement of one or more claims of a patent owned or controlled by the third party, GENENTECH and ROCHE shall each pay its own costs in defending such suit or threatened suit. If the settlement of a lawsuit or threatened lawsuit or other action or a judgment arising out of a lawsuit requires any payments to a third party or license from a third party in order to manufacture, use or sell Product in a country as a result of a dominating third party patent right, GENENTECH agrees to reduce the royalty for that Product in that country specified in this Agreement by one-half of the amount of any such payments, up to a maximum reduction of two percent (2%) of the royalty due on Net Sales of that Product in that country. In such case, there shall be no additional reduction in royalties on Net Sales of that Product for that country because of dominating third party patent rights.

4.      Third Party Patents.

                (a) If either Party becomes aware of any patent or other appropriate intellectual property belonging to a third party which the Party reasonably believes that without a license thereto GENENTECH would infringe by virtue of its obligations under Article IV to manufacture and supply both clinical and commercial needs for Bulk Product or Vialed Product in the Roche Territory, the Party shall notify the other Party of such. The Parties shall thereafter discuss a means of resolving such potential infringement including taking a license to such patent or other intellectual property. If as a result of an agreement between the parties, GENENTECH acquires a license to such patent or other intellectual property, the associated intellectual property acquisition and licensing costs shall be deemed to be part of the GENENTECH's Fully Burdened Manufacturing Cost.

                (b) If GENENTECH insists that such a license is necessary but ROCHE does not agree, or if ROCHE is not willing to agree to terms for such a license that are acceptable to the third party patent or intellectual property owner, then ROCHE shall defend, indemnify and hold harmless GENENTECH from and against all third party costs, claims, suits, expenses (including reasonable attorney's fees) and damages arising out of or resulting from any infringement by GENENTECH of such patent or intellectual property which covers the manufacture of the Product. (c) If ROCHE insists that such a license is necessary but GENENTECH does not agree, or if GENENTECH is not willing to agree to terms for such a license that are acceptable to the third party patent or intellectual property owner, then GENENTECH shall defend, indemnify and hold harmless ROCHE from and against all third party costs, claims, suits, expenses (including reasonable attorney's fees) and damages arising out of or resulting from any infringement by ROCHE of such patent or intellectual property which covers the manufacture of the Product.

                (c) If ROCHE insists that such a license is necessary but GENENTECH does not agree, or if GENENTECH is not willing to agree to terms for such a license that are acceptable to the third party patent or intellectual property owner, then GENENTECH shall defend, indemnify and hold harmless ROCHE from and against all third party costs, claims, suits, expenses (including reasonable attorney's fees) and damages arising out of or resulting from any infringement by ROCHE of such patent or intellectual property which covers the manufacture of the Product.

5. Reporting on Patent Status. GENENTECH shall keep ROCHE informed of its efforts to secure one or more Patents its owns in the Roche Territory with one or more valid claims covering as compositions

                        (a) Canada Products and DNase, and

                        (b) Genentech Products, IDEC Product, Scios Product and
                In-Licensed Product for which ROCHE has exercised its option under Section 2 of Article II,

        or its use or sale in the Roche Territory. Such reports shall be made at the end of each year beginning in the year of execution of this Agreement and shall include the expiration date of any such patent which.

6. Trademark. GENENTECH will register in each major country in the Roche Territory, at its own expense, at least one Trademark for each Product for which ROCHE has exercised its option under Section 2 of Article II and will maintain it in force. GENENTECH shall monitor for trademarks that may infringe such Trademark at its sole expense. ROCHE shall inform GENENTECH of any infringing trademarks in major countries in the Roche Territory of which ROCHE becomes aware. GENENTECH shall hold ROCHE harmless from all loss, expense or damage such as interruption and loss of sales, destruction and reprinting of packaging and promotional material, damages to the adverse party and other similar consequences if a third party succeeds in enjoining ROCHE from distributing and marketing a Product outside the United States to the extent that such loss, expense or damage results from the use of GENENTECH's Trademark. In such event, ROCHE shall make best efforts to mitigate any losses both prospectively and subsequently.


ARTICLE X - CONFIDENTIALITY AND PUBLICATIONS

1. Confidential Information. The Parties acknowledge that during the course of this Agreement they may receive from each other information which is proprietary and confidential and of significant commercial value to the disclosing Party.

        Such information shall specifically include all data provided to ROCHE for its evaluation in connection the exercise of any option under
        Section 2 of Article II. Such information as well as any Know-How, so long as such Know-How is not generally ascertainable from publicly available information, to the extent provided by the other Party, shall be deemed "Information" as that term is used in the Mutual Confidentiality Agreement entered into as of September 8, 1990 between Roche Holding Ltd and GENENTECH, Inc. (the "Mutual Confidentiality Agreement"), and the Parties agree that such Information shall be subject to the terms and provisions of the Mutual Confidentiality Agreement.

2. Publications. Notwithstanding Section 1 of this Article, ROCHE shall be free to publish the results of the development activities hereunder to the extent that such publication will not result in the disclosure of Information of GENENTECH. ROCHE shall submit to GENENTECH any such proposed publication at least thirty (30) days in advance to allow GENENTECH to review such planned publication. GENENTECH will promptly report any decisions regarding the existence of patentable inventions, and should any patentable inventions be identified, ROCHE agrees to delay disclosure for a reasonable time period to allow filing of such patent applications. In addition, GENENTECH shall have the authority to require deletion from any such planned publication of any Information of GENENTECH.

3. Restrictions on Transfer of Proprietary Materials. Each Party agrees, with respect to any proprietary materials, substances, reagents or the like (except Product) received from the other Party ("Materials") that such materials shall be subject to the provisions of Mutual Agreement for Supply of Research Material entered into between GENENTECH Inc. and Roche Holding Ltd as of July 17, 1991.


ARTICLE XI - LIABILITY

1. No Liability. Neither Party shall be liable to the other Party for indirect, incidental or consequential damages arising out of the terms and conditions of this Agreement or with respect to that Party's performance hereunder or lack thereof.

2. Indemnification by ROCHE. ROCHE shall defend, indemnify and hold harmless GENENTECH from and against all third party costs, claims, suits, expenses (including reasonable attorneys' fees), assessments, fines and damages (collectively "CLAIMS") arising out of or resulting from ROCHE's manufacturing (if any), formulating (if any), filling (if any), finishing, packaging, labeling, distributing, selling or using after title to a Product has passed to ROCHE from GENENTECH. The foregoing indemnification shall not extend to any claims which arise or result from any defect in GENENTECH's manufacture, formulation or fill of the Product. The foregoing indemnification shall be conditioned upon GENENTECH: (a) providing written notice to ROCHE within twenty (20) days after GENENTECH has been given written notice of such Claim; (b) permitting ROCHE the opportunity to assume full responsibility (at ROCHE's expenses) for the investigation and defense of any such Claim; and (c) not settling or compromising any such Claim without ROCHE's prior written consent.

3. Indemnification by GENENTECH. GENENTECH shall defend and indemnify and hold harmless ROCHE from and against all third party costs, claims, suits, expenses (including reasonable attorney's fees) assessments, fines and damages (collectively "Claims") arising out of or resulting from its manufacture, formulating, filling and testing prior to passage of title to the Product to ROCHE from GENENTECH and which gives rise to a defect which could not normally be detected by adequate quality control testing on the part of ROCHE. The foregoing indemnification shall not extend to any claims which arise or result from any defect in ROCHE's manufacture of the Product (if such manufacture occurs). The foregoing indemnification shall be conditioned upon ROCHE: (a) providing written notice to GENENTECH within twenty (20) days after ROCHE has been given written notice of such Claim, (b) permitting GENENTECH the opportunity to assume full responsibility (at GENENTECH's expenses) for the investigation and defense of any such Claim; and (c) not settling or compromising any such Claim without GENENTECH's prior written consent.

ARTICLE XII - TERM AND TERMINATION

1. Term. This Agreement shall enter into force and effect as of the Effective Date. This Agreement shall expire as to a Product when royalties are no longer payable by ROCHE to GENENTECH with respect to such Product unless the Parties mutually agree to extend this Agreement with respect to such Product. Thereafter, ROCHE shall have a fully paid-up license for such Product.

2. Termination by ROCHE. (a) ROCHE shall have the right to terminate its license for a Product in the Roche Territory hereunder at any time upon thirty (30) days prior written notice to GENENTECH. If ROCHE terminates its license for a Product in the Roche Territory for other than safety reasons, ROCHE shall continue to remain liable for all of its obligations with respect to said Product, including its obligations with respect to payment of its portion of Global Development Costs, for a period of twelve (12) months from the date of the termination notice or six (6) months from the date of termination notice in the specific circumstance where GENENTECH or ROCHE has completed at least one Phase III Trial for that Product and the results of that Trial, either alone or in conjunction with any other Phase III Trial involving the Product, are insufficient to support a Registration of the Product in a country set forth on Appendix B, or if results of other preclinical or clinical trials establish that further development would not provide data sufficient to support Registration of the Product in a country set forth on Appendix B. If GENENTECH enters in a license agreement with a third party with respect to such Product in the Roche Territory within twelve (12) months from the date of termination notice, ROCHE shall be relieved of its obligations to pay its share of Global Development Costs during that twelve month period to the extent the third party licensee is obligated to pay those same costs. GENENTECH shall use diligent efforts to have such costs borne by the third party licensee where it is reasonable to do so.

                (b) If ROCHE terminates its license for a Product in the Roche Territory based on a good faith determination, after consultation with appropriate regulatory authorities in the relevant country, that the Product cannot be approved for sale in one or more major countries in the Collaborative Countries because of issues related to the safety of the Product. ROCHE shall continue to remain liable for all obligations with respect to that Product to the extent they are incurred primarily to support Registration of that Product, for a period not to exceed six (6) months from the date of termination, in the Roche Territory. The Parties agree to attempt to wind down such obligations and the activities associated therewith as soon as possible after ROCHE has terminated its license because of safety issues.

                (c)     If ROCHE terminates its license,

                        (i) all rights and licenses granted to ROCHE herein with
                respect to such Product and supply obligations of GENENTECH hereunder shall automatically terminate as of the date of termination;

                        (ii) the transfer and assignment to GENENTECH or
                GENENTECH's designee of the Dossier and the Registration and all associated data, information, results and documents for such Product in the Roche Territory shall be done promptly and GENENTECH shall thereafter have an nonexclusive license thereto as well as to all ROCHE Patents and Know-How related to such Product and generated by ROCHE under this Agreement; and

                        (iii) the Parties shall discuss and agree on a transfer
                of stocks of such Product held by ROCHE.

3.      Termination by GENENTECH

                (a) If ROCHE fails to exercise its "best efforts" to commercialize a Product in a country in the Roche Territory, GENENTECH shall have the right to request ROCHE to take remedial measures. If GENENTECH makes such a request and ROCHE thereafter does not exercise such "best efforts" within a period of six (6) months after GENENTECH has requested ROCHE to take remedial measures or if ROCHE fails to meet the requirements of Article III, Section 6, then GENENTECH shall have the right (x) to terminate ROCHE's license hereunder with respect to such country if Registration for the Product has not been initiated or (y) to convert the license to a nonexclusive one if Registration has been initiated and

                        (i) all rights and licenses granted to ROCHE herein and
                Product supply obligations of GENENTECH with respect to such Product in such country shall automatically terminate as of the date of termination;

                        (ii) the transfer and assignment to GENENTECH or
                GENENTECH's designee of the Dossier and the Registration and all associated data, information, results and documents for such Product in such country shall be done promptly and GENENTECH shall thereafter have an nonexclusive license thereto in such country as well as to all ROCHE Patents and Know-how related to such Product and developed by ROCHE under this Agreement; and

                        (iii) the Parties shall discuss and agree on a transfer
                of stocks of such Product held by ROCHE with respect to such country.

4.      Termination of Development/Commercialization.

                (a) GENENTECH may terminate at any time its development and/or commercialization of Product for which ROCHE has exercised its option under Article II. If GENENTECH so terminates its development and/or commercialization of a Product and if GENENTECH decides to enter into an agreement with a third party with respect to rights to such Product in the United States, the provisions of Section 3.07 of the Governance Agreement shall apply. In such event, GENENTECH's obligation to manufacture and supply Clinical Requirements or Commercial Requirements of that Product to ROCHE shall terminate in the following manner:

                        (1) If GENENTECH terminates for reasons related to the
                safety of the Product, such obligation shall terminate immediately.

                        (2) If GENENTECH terminates for reasons other than
                safety, e.g., efficacy or cost effectiveness or the like, such obligation shall continue until the earlier to occur of two (2) years from the date of GENENTECH's notice to ROCHE of such termination or on the date ROCHE advises GENENTECH that no such further supply is required.

        ROCHE thereafter shall have the royalty-free right and license to produce and supply all of ROCHE's Clinical Requirements and Commercial Requirements for use and sale in the Roche Territory. Upon such termination by GENENTECH, it shall promptly transfer all of the Manufacturing Technology for that Product to ROCHE.


                (b) ROCHE may terminate at any time its development and/or commercialization of a Small Molecule Product. In such event, ROCHE's obligation to manufacture and supply Clinical Requirements or Commercial Requirements of that Product to GENENTECH shall terminate in the following manner:

                        (1) If ROCHE terminates for reasons related to the
                safety of the Product, such obligation shall terminate immediately.

                        (2) If ROCHE terminates for reasons other than safety,
                e.g.., efficacy or cost effectiveness or the like, such obligation shall continue until the earlier to occur of two (2) years from the date of ROCHE's notice to GENENTECH of such termination or on the date GENENTECH advises ROCHE that no such further supply is required.

                GENENTECH shall thereafter have the royalty-free right and license to produce and supply all of its Clinical Requirements and Commercial Requirements for sale in the United States. Upon such termination by ROCHE, it shall promptly transfer all of the Manufacturing Technology for that Product to GENENTECH.

5. Termination for Breach. Except as provided in Section 3 of this Article, either Party may terminate this Agreement upon the failure of the other Party to comply with any of its material obligations contained in this Agreement or in the Governance Agreement. Such termination shall become effective at any time after providing sixty (60) days' written notice by the non-breaching Party specifying the breach and its intent to terminate the Agreement; provided that the breaching Party shall have an opportunity to cure any defect or omission during such sixty (60) day period. Should such cure be effected, such notice shall be null and void. Any other provision of this Agreement notwithstanding, termination of this Agreement for failure to comply with a material obligation shall be without prejudice to --

                        (a) any remedies which either Party may then or
                thereafter have hereunder or at law; and

                        (b) either Party's right to obtain performance of any
                obligations provided for in this Agreement which survive termination by their terms or by a fair interpretation of this Agreement.

6. Certain Proceedings. In the event any action or proceeding before any court or governmental agency or other regulatory or administrative agency or commission, by any governmental or other regulatory or administrative agency or commission or by any other person, successfully challenging this Agreement or the relations or actions of the Parties contemplated hereby or otherwise materially and adversely affecting the business or property (including the goodwill and business reputation and character) of a Party hereto, the Parties shall discuss an appropriate termination of this Agreement and the terms and conditions associated with such termination.

7. Termination For Change in Ownership. If at any time during the term of this Agreement, ROCHE's equity ownership of GENENTECH securities is less than fifty percent (50%) of all such securities then outstanding, ROCHE's right to exercise any unexercised options set forth in Article II above shall terminate immediately.

8. Survival of Terms. The foregoing notwithstanding, the provisions of Articles IX, X, XI, XII and XIII as well as any provisions which by their specific language or context are intended to or can be fairly read to survive termination of this Agreement, shall survive any termination of this Agreement for any reason.


ARTICLE XIII - MISCELLANEOUS

1. Disclaimer of Certain Warranties. Information, reagents and materials (except Product) transferred from one Party to another in the course of this Agreement are supplied "as is" without warranties, express or implied, including any warranty of merchantability, title, freedom from infringement or fitness for a particular use.

2. Entire Agreement, Amendment. (a) Except as provided in subsection (b), this Agreement, as amended, constitutes the entire agreement between the Parties with respect to the subject matter hereof, supersedes all prior agreements, understandings and communications, oral or written, relating to the subject matter hereof (including but not limited to the minutes of the meeting between ROCHE and GENENTECH in London of May 1, 1997 and the letter agreement dated May 29, 1998, between ROCHE and GENENTECH with respect to Xubix), and shall not be modified, altered or amended except by mutual written agreement of the Parties.

                (b) This Agreement shall not supersede the DNase Supply Agreement except that the terms of such Agreement shall be expanded to include the supply of DNase in Canada.

                (c) This Agreement shall not supersede any terms of the IIbIIIa Agreement unless specifically mentioned in Section 11 and 12 of
        Article II.


3. Failure to Enforce. The failure by either Party at any time or for any period of time to enforce any term or provision of this Agreement shall not be construed as a waiver of such term or provision or of the right of either Party to enforce each and every such term and provision.

4. Force Majeure. If either Party shall be delayed, interrupted in or prevented from the performance of any obligation hereunder by reason of Force Majeure including an act of God, fire, flood, war (declared or undeclared), public disaster, strike or labor differences, governmental enactment, rule or regulation, or any other cause beyond such Party's control, such Party shall not be liable to the other therefor and the time for performance of such obligation shall be extended for a period equal to the duration of the contingency which occasioned the delay, interruption or prevention. The Party invoking such Force Majeure rights must notify the other Party within a period of fifteen (15) days, from the first and the last day of the Force Majeure unless the Force Majeure renders such notification impossible in which case notification will be made as soon as possible. If the delay resulting from the Force Majeure exceeds six (6) months, both Parties shall consult each other to find an appropriate solution.

5. Arbitration. In the event of any dispute, controversy or claim arising out of or relating to this Agreement, the Parties shall try to settle such disputes, controversies or claims amicably between themselves including referring such dispute, controversy or claim to the Chief Executive Officer of GENENTECH and a member of ROCHE's Executive Committee. If the Parties are unable to so settle such dispute, controversy or claim, then any such dispute, controversy or claim arising out of or relating to any provision of this Agreement or the interpretation, enforceability, performance, breach, termination or validity hereof, including, without limitation, this arbitration clause shall be solely and finally settled by arbitration in the manner specified in this Section.

        All arbitration proceedings shall be conducted in New York City. If ROCHE requests the commencement of such proceedings, the arbitration proceedings shall be conducted under the procedural rules of the American Arbitration Association. If GENENTECH requests the commencement of proceedings, arbitration proceedings shall be conducted under the procedural rules of the International Arbitration Rules of the Zurich Chamber of Commerce. In either case, proceedings in the arbitration shall conducted in the English language, and all documents not in English submitted by either party must be accompanied by a translation into English. The Party requesting arbitration shall serve upon the other

        Party a written demand for arbitration stating the substance of the controversy, dispute or claim, and the contention of the Party requesting arbitration. Within sixty (60) days after the demand, the Parties shall select three (3) mutually acceptable arbitrators. The arbitrators are to act as neutral arbitrators and shall have no past, present or anticipated future affiliation with the Parties or any relationship with the Parties which would unduly influence the independence of an arbitrator. If the Parties are unable to agree upon three (3) mutually acceptable arbitrators, the arbitration agent under whose rules the arbitration is proceeding shall appoint three (3) arbitrators. No more than two arbitrators shall be citizens and/or residents of the United States or citizens and/or residents of Switzerland. The decision of the arbitrators shall be in writing setting forth the basis therefore. The arbitrators shall have the authority to award such remedies as they believe are appropriate in the circumstances, including, but not limited to, compensatory damages, consequential and incidental damages, interest, tort damages (but not punitive or similar damages) and specific performance and other equitable relief. The Parties shall abide by the award rendered in such arbitration proceeding, and such award may be enforced and executed upon in any court having jurisdiction over the Party against whom enforcement of such award is sought. The Parties shall divide equally the administrative charges, arbitrators's fees and related expenses of arbitration, but each Party shall pay its own attorney's fees incurred in connection with such arbitration; provided, however, if the arbitrators determine that one Party prevailed clearly and substantially over the other Party, then the non-prevailing party shall also pay the prevailing Party's reasonable attorney's fees and expert witness costs and arbitration costs.

6. Notices. Requests, notices and reports required or permitted under this Agreement shall be in writing and shall be sent by telefax or telecopier (with written confirmation) or express mail to the address set forth below or such other address as a Party may designate from time to time in accordance with this Section:

        to ROCHE:                   F. Hoffmann-La Roche Ltd
                                    Corporate Law
                                    Grenzacherstrasse 124
                                    CH-4070 Basel, Switzerland

        to GENENTECH:               Genentech, Inc.
                                    Corporate Secretary
                                    1 DNA Way
                                    South San Francisco, California  94080
                                    U.S.A.

7. Use of Names. Neither Party will use or refer to this Agreement in any promotional activity, or use the marks of the other Party, without express prior written permission of the other Party. Either Party shall refrain from making any public announcement or disclosure of this Agreement and its terms without the prior written consent of the other Party except as required by law.

8. Successors and Assigns. Neither Party may assign this Agreement or any rights hereunder in any manner, whether by virtue of law or otherwise, without the prior written consent of the other Party, except that GENENTECH may assign part or all of its responsibilities and obligations under this Agreement to one or more wholly-owned subsidiaries of GENENTECH.

9. Headings. The section headings of this Agreement are for convenience only and are not a part of this Agreement.

10. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

11. Severability. The Parties hereby expressly state that it is not their intention to violate any applicable rule, law or regulation. If any of the provisions of this Agreement are held to be void or unenforceable with regard to any particular country by a court of competent jurisdiction, then, to the extent possible, such void or unenforceable provision shall be replaced by a valid and enforceable provision which will achieve as far as possible the economic business intentions of the Parties. The provisions held to be void or unenforceable shall remain, however, in full force and effect with regard to all other countries.

12. Governing Law. This Agreement shall be governed by and construed for all purposes in accordance with the laws of the State of New York.

13. Relationship. Neither ROCHE or GENENTECH is in any way the legal representative or agent of the other, nor authorized or empowered to assume any obligation of any kind, implied or expressed, on behalf of the other, without the express written consent of the other.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

GENENTECH, INC.                         F. HOFFMANN-LA ROCHE LTD


By                                      By
  ---------------------------------       --------------------------------------

Title                                   Title
     ------------------------------          -----------------------------------

                                        By
                                          --------------------------------------

                                        Title
                                             -----------------------------------


GENENTECH EUROPE LIMITED

By
  ---------------------------------

Title
     ------------------------------


GENENTECH BIOPHARMACEUTICALS LIMITED

By
  ---------------------------------

Title
     ------------------------------


GENENTECH INTERNATIONAL LIMITED

By
  ---------------------------------

Title
     ------------------------------

APPENDIX A

                              AMENDED AND RESTATED

                               FINANCIAL APPENDIX

            FINANCIAL APPENDIX TO THE AMENDED AND RESTATED AGREEMENT

This document is the Financial Appendix to the Amended and Restated Agreement (the "License Agreement") effective as of the Effective Date, and amended and restated as of the Restatement Date, between F. Hoffmann-La Roche Ltd (ROCHE) and Genentech, Inc., Genentech Europe Limited, Genentech Biopharmaceuticals Limited and Genentech International Limited (GENENTECH) and contains the financial definitions and descriptions of their applicable to the License Agreements.

1.      DEFINITIONS

        NET SALES - Shall mean the gross invoice price for sales of the product to third parties less deductions of returns (including withdrawals and recalls), rebates (price reductions including Medicare or similar types of rebates), volume (quantity) discounts granted at the time of invoicing, sales taxes and other taxes directly linked to sales, as computed in the central ROCHE Sales Statistics (referred to as Markis) for the countries concerned.

        In addition to this above computed adjusted gross invoice price, for all other expenses like Sales Deductions (outward freights, transportation insurance, packing materials for dispatch of goods, custom duties), Sales Expenses (discounts granted later than at the time for invoicing), Cash Discounts and other direct expenses, there shall be a lump sum deduction of three percent (3%).

        COSTS OF SALES - Shall mean GENENTECH's Fully Burdened Manufacturing Costs determined in accordance with GENENTECH accounting policy which is based on U.S. GAAP as applied by GENENTECH.

        GENENTECH'S FULLY BURDENED MANUFACTURING COST - shall mean GENENTECH's consolidated fully burdened manufacturing costs (as defined in GENENTECH's Accounting Policies) of Bulk Product, Vialed Product or Finished Product, as the case may be, which in summary shall comprise the sum of:

                a) The cost of goods produced for clinical or commercial use as determined in accordance with U.S. generally accepted accounting principles as applied by GENENTECH including, but not limited to, direct labor and material and product testing costs as well as allocable overhead;

                b) All of GENENTECH'S allocable intellectually property acquisition, licensing and royalty costs paid to third parties upon the sale of Product by ROCHE to third parties (unless any such cost is specifically identified as the sole cost of GENENTECH in the License Agreement);


                c) Any other costs borne by GENENTECH for transport, customs clearance and storage of product (if necessary) at the request of ROCHE (i.e., freight, duty, insurance and warehousing).

                DEVELOPMENT COSTS - shall mean the development costs actually incurred by GENENTECH after the date of GENENTECH's decision to bring a product into development through the date of marketing approval or termination of development efforts of the final indication for which marketing approval in any country is sought. Such costs shall comprise those costs, both direct and indirect (i.e. fully burdened costs), required to obtain the authorization and/or ability to manufacture, formulate, fill, ship and/or sell the product in commercial quantities to the third parties. Such Development Costs shall include but are not limited to costs of development including cost of studies on the toxicological, pharmacokinetical, metabolical or clinical aspects of the product conducted internally or by individual investigators, or consultants necessary for the purpose of obtaining and/or maintaining approval in any country of the product, process development and scale up costs, qualification lots, costs for preparing, submitting, reviewing or developing data or information for the purpose of submission to the U.S. Food and Drug Administration or other governmental authority to obtain and/or maintain approval in any country. These costs shall include expenses for data management, statistical designs and studies, document preparation, and other administration expenses associated with the clinical testing program. Development Costs shall include all such Costs incurred by GENENTECH up to the product's Entry Into Man or Phase II Completion Date, as applicable. Development Costs after the product's Entry Into Man or Phase II Completion Date, as applicable, shall be limited to all such Costs incurred by GENENTECH thereafter (i) to the extent such Costs result in the development of data, information, processes, materials or the like which are used by ROCHE in a filing for a Registration or for the commercialization of that Product and (ii) to the extent such costs are incurred in any development of a process or processes used to manufacture the Product for supply to ROCHE.

        In determining Development Costs, GENENTECH will use its Project Cost System.

                GLOBAL DEVELOPMENT COST - Shall mean the costs specifically attributable to the development of a Product and actually incurred after the date of decision to bring a Product into development (which date shall usually be: -for a Genentech Product, the official decision of Genentech's Executive Committee to develop a product - for Roche Product a formal decision point which corresponds to Genentech's official decision by the Executive Committee) through the date of marketing approval or termination of development efforts of the final indication for which marketing approval is sought in the USA and/or the Collaborative Countries. For illustration purposes, Global Development Costs for Product shall include IND enabling toxicology costs but shall not include optimization of lead candidates.

        Such costs shall comprise those costs, both direct and indirect including Allocable Overhead (i.e. fully burdened costs), required to obtain the authorization to manufacture, formulate, fill, ship and/or sell a Product in commercial quantities in the USA and/or the Collaborative Countries to third parties.

        Such Global Development Costs shall include but are not limited to costs of development including cost of studies on the toxicological, pharmacokinetical, metabolical or clinical aspects of a Product conducted internally or by individual investigators or consultants, manufacturing process development and scale up costs, qualification lots, costs for preparing, submitting, reviewing or developing data or information necessary for the purpose of submission to the FDA, EMEA or other governmental authority in order to obtain and/or maintain approval of a Product in the USA and/or the Collaborative Countries.

        These costs shall include expenses for data management, statistical designs and studies, document preparation, and other administration expenses associated with the clinical testing program.

        These costs shall include costs incurred in geographical areas other than USA and/or the Collaborative Countries (e.g.: Canada, South Africa and Brazil) only to the extent that the activities related with such costs are specifically planned (and specifically included in the mutually approved global development plan and budget) to be incurred in such geographical areas for the purpose of generating data or information required to obtain the above mentioned authorization in the USA and/or the Collaborative Countries.

        These costs shall not include Patent costs, pre-registration marketing costs (e.g. trademark costs, advertising agency selection costs, pre-marketing studies), post-registration clinical and marketing studies which are not conducted as part of the global development plan.

        In determining Global Development Cost, each Party will use its applicable project cost system with the purpose of tracking costs as much as possible on a product indication- by-product indication basis.

                ALLOCABLE OVERHEAD - Shall mean costs incurred by a Party or for its account which are attributable to a Party's supervisory services, occupancy costs, corporate bonus (to the extent not charged directly), and its payroll, information systems, human resources or purchasing functions and which are allocated to company departments based on a space occupied or headcount or other activity-based method.

        Allocable Overhead shall not include any costs attributable to general corporate activities including, by way of example, executive management, investor relations, business development, legal affairs and finance.

2.      TRANSFER PRICE OF PRODUCT FROM GENENTECH TO ROCHE

        Transfer Price of Product from GENENTECH to ROCHE - The total amount due GENENTECH for the transfer of product from GENENTECH to ROCHE shall be the amount defined below:

        The first installment payment shall be GENENTECH's Cost of Sales plus a margin of twenty (20%) of the Cost of Sales of the Product. Such margin shall be calculated on Cost of Sale exclusive of the sum of (a) GENENTECH's allocable intellectual property acquisition, licensing and royalty costs paid to third parties upon the sale of product by

        ROCHE to third parties and (b) any other costs borne by GENENTECH for transport, customs clearance and storage of product at the request of ROCHE. Such installment will be billed to ROCHE in U.S. Dollars. Payment of the first installment shall be made by ROCHE to GENENTECH in U.S. Dollars within thirty (30) days after shipment.

        The second installment payment to GENENTECH shall be the payment defined in Article VI, Sections 3, 4, 5, 6, 7 and 8 of the License Agreement.

3.      REIMBURSEMENT OF GENENTECH DEVELOPMENT COSTS

        Development Costs incurred prior to ROCHE's exercise of its option for a product -- Thirty days prior to the date by which ROCHE must exercise its option for a product , GENENTECH shall choose one of the following methods for reimbursement of Development Costs incurred prior to exercise of such option, the choice being subject to ROCHE's consent which shall not be unreasonably withheld:

        A.)     Lump sum payment equal to fifty percent (50%) of the cumulative
        Development Costs incurred prior to ROCHE's exercise of such option, due thirty days after ROCHE's exercise of such option, or

        B.)     Quarterly payments, due 30 days after invoicing from GENENTECH, equal to one hundred and fifty percent (150%) of the Development Costs incurred after ROCHE's exercise of a Product option until such the cumulative amount paid thereunder equals fifty percent (50%) of the cumulative Development Costs incurred prior to ROCHE's exercise of such option plus interest at LIBOR from the date of such option exercise. GENENTECH shall invoice ROCHE for the amount due hereunder within 30 days of the end of each quarter.

        Development Costs incurred after ROCHE's exercise of a Product Option - Quarterly payments, due 30 days after invoicing from GENENTECH, equal to fifty percent (50%), in the event ROCHE exercised its option for such Product within the exercise period after such Product's Entry Into Man, or seventy-five percent (75%), in the event ROCHE exercised its option for such Product within the allowable period after a Phase II Completion Date for such Product, of GENENTECH's Development Costs incurred after ROCHE's exercise of a Product option. GENENTECH shall invoice ROCHE for the amount due hereunder within 30 days of the end of each quarter.


        For products which GENENTECH can only license Canadian rights to ROCHE, the fifty percent (50%) reimbursement of Development Costs provided in this Section 3 of this Appendix shall be reduced to ten percent (10%).

        For IGF-1 Products for any diabetes indication, the fifty percent (50%) reimbursement of Development Costs provided in this section 3 of this Appendix shall be increased to sixty percent (60%).

        For NGF Products, the fifty percent (50%) reimbursement of Development Costs provided in this section 3 of this Appendix shall be reduced to forty percent (40%).

        4.      SHARING AND REIMBURSEMENT OF GLOBAL DEVELOPMENT COSTS

        a) Global Development Costs incurred prior to a Party's exercise of its option for a Product -

                Unless specifically otherwise stated in Part 2 of this Appendix, the following shall apply:

                Lump sum payment equal to fifty percent (50%) of the cumulative Global Development Cost incurred prior to the opting party's exercise of such option, during thirty days after the opting party's exercise of such option and receipt of an invoice from the licensor.

        b) Global Development Cost incurred after a party's exercise of its option for a Product shall be shared as shown in Part 2 of this Financial Appendix.

                The global development plan and budget as agreed by the Commercialization Committee for such Product shall be the reference for sharing Global Development Cost. The parties shall share development costs provided that they relate to activities which have been planned for and budgeted either in a global development plan and budget agreed between the parties before the Option Date or in one of the subsequently jointly agreed updates of such global development plan and budget after the Option Date.

                In the case of I) activities or costs which have not been planned and budgeted but have actually been incurred by a Party or ii) actual costs of planned activities which have significantly exceeded (more than 10%) the amount budgeted, the Commercialization Committee shall decide whether and/or how such additional costs shall be shared between the parties.

                On a quarterly calendar basis and after the opting party's exercise of such option, within 30 days after the end of each calendar quarter, each party shall provide the other with an invoice for the amount of Global Development Cost it has incurred and which is due for reimbursement by such other party for such quarter, using the cost sharing rate as specified in
                Part 2 of this Appendix for such Product. Such amount shall be expressed in U.S. dollars and payable within 30 days from receipt of such invoice. Such invoice shall be accompanied by a report specifying such Global Development Costs on a product indication-by-product indication basis and providing details per activity as specified by the Commercialization Committee and show in local currency and U.S. dollars in a manner consistent with the amounts budgeted for such activities.

                Whenever for the purpose of calculating conversation of Global Development Costs from any foreign currency into U.S. dollars shall be required, such conversion shall be made using the average quarterly rate of exchange at the time for such currencies as retrieved from the Reuters System for the countries concerned.

5.      BUDGET AND BUSINESS PLAN

        ROCHE shall provide GENENTECH within 30 days of availability in final form, ROCHE's budget (prepared annually and covering a one year period) and Business Plans (prepared annually and covering at least a three (3) year period) for each Product for which ROCHE has exercised its option under Article II of the Agreement.

6.      AUDITS AND INTERIM REVIEWS

        Audit work will be performed in the following manner.

        If deemed necessary by either ROCHE or GENENTECH, an audit by independent certified public accountants may be requested. Such audits will be at the sole expense of the requesting Party and will be performed by the officially appointed auditor of the Party audited. If GENENTECH requests audit work of the ROCHE accounts, the audit will be performed by ROCHE's appointed worldwide auditor which is currently Price Waterhouse, LLP. If ROCHE requests audit work of the GENENTECH accounts, the audit will be performed by the independent auditor appointed by GENENTECH which is currently Ernst & Young, LLP.

7.      STATE OF ACCOUNTING AND REIMBURSEMENT

        Determination of Development Costs shall be made retroactive to the date of GENENTECH's decision to bring each product into development for all product other than those product indications marketed in the United States as of June 30, 1995. There shall be no reimbursement of Development Costs incurred prior to July 1, 1995 for any indication marketed in the United States as of June 30, 1995 or for Pulmozyme for COPD.

        Reimbursement of Development Costs owned to GENENTECH under section 3 of this Appendix for Products which have reached ROCHE's product option exercise date as of the effective date of this agreement shall be due 60 days after the exercise of such option.

        Royalties due GENENTECH under the License Agreement will commence as set forth in the Agreement.

        Recognizing that ROCHE prepares complete accounts for its activities in the GENRO collaboration only on June 30th and December 31st of each year, the GENRO Finance Committee (as currently constituted) will agree on an appropriate basis to settle profit sharing under the current arrangement from July 1, 1995 to such items the operation of Genentech Europe Ltd. are transferred to ROCHE in accordance with Article VII, section 1, of the License Agreement.

                               FINANCIAL APPENDIX
                                     PART 2

        When inconsistent with Part 1, terms and conditions of Part 2 shall supersede those as defined in Part 1.

        1)      Sharing of Global Development Costs after Option

        Global Development Costs shall be shared fifty percent by ROCHE and fifty percent by GENENTECH.

                                   APPENDIX A


            FINANCIAL APPENDIX TO THE AMENDED AND RESTATED AGREEMENT

This document is the Financial Appendix to the Amended and Restated Agreement (the "License Agreement") effective as of the Effective Date, and amended and restated as of the Restatement Date, between F. Hoffmann-La Roche Ltd. (ROCHE) and Genentech, Inc., Genentech Europe Limited, Genentech Biopharmaceuticals Limited and Genentech International Limited (GENENTECH) and contains the financial definitions and descriptions applicable to the License Agreement.

When inconsistent with the License Agreement, terms and conditions of the License Agreement shall prevail upon those as defined herein. Terms not defined in this Financial Appendix shall have the meanings set forth in the License Agreement.

1.      DEFINITIONS

        ADJUSTED GROSS SALES - Shall mean the gross sales amount invoiced by either Party, their Affiliates, or sublicensees for a Product to non-Affiliated third party purchasers in the Territory less, to the extent such amounts are included in the amount of gross sales invoiced, deductions of returns (including withdrawals and recalls), rebates (price reductions including Medicaid and similar types of rebates, e.g., chargebacks or retroactive price reductions), volume (quantity) discounts, discounts granted at the time of invoicing, sales taxes and other taxes directly linked to the gross sales amount as computed on a product-by-product basis and reported in the central ROCHE sales statistics for the countries concerned.

        NET SALES - Shall mean the amount calculated by subtracting from the amount of Adjusted Gross Sales a lump sum deduction of three percent (3 %) for those sales related deductions which are not accounted for on a product-by-product basis, to the extent not already included in the determination of the Adjusted Gross Sales (such costs shall include but are not limited to costs of outward freights, postage charges, transportation insurance, packaging materials for dispatch of goods, custom duties, discounts granted later than at the time of invoicing, cash discounts and other direct sales expenses).

        COSTS OF GOODS - For Bulk Product, semi-finished (e.g. Vialed Product), or Finished Product, as the case may be, shall be the sum of :

                i)      Fully Burdened Manufacturing Cost (FBMC) ;

                ii)     Outbound Costs




Financial Appendix to the Amended and Restated Agreement                       1

        In the event Product is supplied for clinical or commercial purposes, such Cost of Goods shall not include item i) above to the extent it has already been considered or charged within Genentech's Development Costs or Global Development Costs.

        FULLY BURDENED MANUFACTURING COST - (FBMC) - Shall mean GENENTECH's fully burdened manufacturing costs of Bulk Product, semi-finished, or Finished Product, as the case may be, shipped for clinical or commercial use and determined in accordance with generally accepted accounting principles as applied by GENENTECH.

        Such FBMC shall include direct labor, materials, product testing costs (including QC and QA bulk testing and in-process testing e.g. adventitious virus and mycoplasma testing), and Allocable Overhead for manufacturing or contracting for each stage of the manufacturing process of the product shipped. GENENTECH will discuss annually with ROCHE the main drivers of estimated and actual FBMC such as yields and Failures. Four years after the launch of the Product the Parties will agree on an annual standard cost for the bulk material manufactured to be charged. Such standard cost will consider yields, success factors (Failures) and other pertinent data. In any case, yield losses and Failures which go beyond what could be reasonably expected and/or justified in this area of technology shall remain the sole costs of GENENTECH.

        Such FMBC shall not include any costs associated with expired products to the extent that the actual quantity of material purchased is at least equal to the amount of the firm orders. (Firm orders shall be ROCHE's latest production quantity request prior to each manufacturing campaign of GENENTECH.) GENENTECH agrees to consider the worldwide sales and production needs when establishing its manufacturing campaign plans. A supply agreement to be entered between the Parties shall determine which and when forecasts shall become firm orders.

        Such FBMC shall not include any costs associated with all of GENENTECH's allocable intellectual property acquisition, licensing and royalty costs payable by GENENTECH to third parties in relation with the manufacturing formulation, filling, use or sale of a Product.

        Such FBMC shall not include any costs associated with process development, scale up costs, qualification lots and any other costs if they are included in Genentech's Development Costs or Global Development Cost.

        OUTBOUND COSTS - Shall mean any outbound costs borne by GENENTECH at the request of ROCHE including but not limited to transport, customs clearance and storage of Product (i.e., freight, duty, insurance and warehousing).

        ALLOCABLE OVERHEAD - Shall mean costs incurred by a Party or for its account which are attributable to a Party's supervisory services, occupancy costs, corporate bonus (to the extent not charged directly), and its payroll, information systems, human resources or purchasing functions



Financial Appendix to the Amended and Restated Agreement                       2
        and which are allocated to company departments based on a space occupied or headcount or other activity-based method. Allocable Overhead shall not include any costs attributable to general corporate activities including, by way of example, executive management, investor relations, business development, legal affairs and finance.

        TRANSFER OF MANUFACTURING - In the case where ROCHE assumes manufacturing for its supply requirements pursuant to Article V, Section 13 (i) of the License Agreement, ROCHE will reimburse GENENTECH for 100 % of the costs incurred by GENENTECH in making the transfer including overhead and for the cost of Idle Capacity as describe in the next section.

        COST OF IDLE CAPACITY --- The principle of cost of Idle Capacity shall only apply in the case of Article V, Section 13 (i) of the License Agreement and for a period of four (4) years from notification by ROCHE that it will assume manufacturing. The Cost of Idle Capacity (CIC) shall be determined and charged to ROCHE as follows:

                i) ROCHE will be charged other operating costs calculated as follows:

                        (capacity utilized by ROCHE prior to ROCHE's notification minus capacity actually used for the supply for the ROCHE Territory)

                                            divided by

                        (total capacity utilized by the Parties for the Product(s) prior to ROCHE's notification minus capacity actually used for the supply of Product(s) for GENENTECH's and ROCHE's Territory)

                                            multiplied by

                        depreciation, plant maintenance cost and other fixed manufacturing cost related to the total capacity utilized for Product(s) prior to ROCHE's notification.

        The result of this method of accounting for idle capacity is to ensure that GENENTECH charges ROCHE the share of depreciation, plant maintenance cost and other fixed manufacturing cost related to the capacity for the supply of the Product(s) for the ROCHE Territory utilized prior to ROCHE's notification but actually not utilized after ROCHE assumes manufacturing.

                        (ii) GENENTECH shall notify the Joint Finance Committee (JFC) prospectively of any such charge hereunder, including the calculation thereof, in writing. The JFC shall review any such calculated charge hereunder and shall be entitled to receive from GENENTECH such financial and other information as




Financial Appendix to the Amended and Restated Agreement                       3
                        the JFC shall reasonably deem necessary in order to confirm (or correct) the calculated charge.


                        (iii) To the extent feasible and reasonable, GENENTECH will make best efforts to use idle capacity for its own products that are not Products under the Agreement, with the effect that the idle plant cost charge to ROCHE set forth herein is reduced dollar for dollar for the portion of capacity actually used by GENENTECH in such fashion.

        FAILURES - Shall mean Bulk Product, semi-finished, or Finished Product, as the case may be, that:

        1.      does not meet the specifications, or

        2. was not manufactured or tested in accordance with the procedures, or

        3.      was not manufactured in accordance with cGMPs.

        Only those tests listed in the specifications may be used to determine conformity.

        THIRD PARTY ROYALTIES - Shall mean all of GENENTECH's allocable intellectual property acquisition, licensing and royalty costs paid to third parties upon the sale of Product by ROCHE to third parties (unless any such cost is specifically identified as the sole cost of GENENTECH in the License Agreement) , such royalties being payable to third parties as a result of licenses from third parties for the manufacture, formulation, filling, use or sale of a Product.

        Each Party shall bear the full cost related to Third Party Royalties for the units of Product sold in its Territory. Procedures for converting from foreign currencies and paying such royalty to the other Party shall be as described below in section 6.

        GENENTECH shall provide ROCHE the details of such Third Party Royalties obligations including but not limited to the name of the third party, the rate, the duration and the "Net Sales" basis for calculation of such payment. Such information shall be periodically updated for changes (as need be) by GENENTECH or at ROCHE's request.

        DEVELOPMENT COSTS - With respect to GENENTECH whether as part of Genentech's Development Costs or as part of Global Development Costs, shall mean the development costs actually incurred by GENENTECH after the date of GENENTECH's decision to bring a Product into development (for illustration purposes Development Costs for Product shall include IND enabling toxicology costs but shall not include optimization of lead candidates ) through the date of marketing approval or termination of development efforts of the final indication for which marketing approval in any country is sought. Such costs shall comprise those costs, both direct and indirect (i.e. fully burdened costs), required to obtain the authorization and/or ability to manufacture, formulate, fill, ship and/or sell the Product in commercial quantities to the third parties. Such Development Costs shall include but are not limited to costs of development including cost of studies on the toxicological, pharmacokinetical, metabolical or clinical aspects




Financial Appendix to the Amended and Restated Agreement                       4
        of the Product conducted internally or by individual investigators, or consultants necessary for the purpose of obtaining and/or maintaining approval in any country of the Product, process development and scale up costs, qualification lots, costs for preparing, submitting, reviewing or developing data or information for the purpose of submission to the U.S. Food and Drug Administration or other governmental authority to obtain and/or maintain approval in any country. These costs shall include expenses for data management, statistical designs and studies, document preparation, and other administration expenses associated with the clinical testing program.

        These costs shall not include Patent costs, pre-Registration marketing costs (e.g. trademark costs, advertising agency selection costs, pre-marketing studies), post-Registration clinical studies which are not enabling for Registration of the Product and post-Registration marketing studies.

        GENENTECH'S DEVELOPMENT COSTS - shall include all such Costs incurred by GENENTECH up to ROCHE's exercise of its option for a Product at Entry Into Man or Phase II or Phase III Completion Date, as applicable. In determining Development Costs, GENENTECH will use its Project Cost System with the purpose of tracking costs as much as possible on a product indication-by-product indication basis.

        GLOBAL DEVELOPMENT COSTS - Shall mean the costs specifically attributable to the development of a Product and actually incurred after the date of ROCHE's decision to exercise its option for a GENENTECH or an In-Licensed Product through the date of marketing approval or termination of development efforts of the final indication or formulation or dosing for which marketing approval is sought in the USA and/or the Collaborative Countries.

        Such costs shall comprise those costs, both direct and indirect including Allocable Overhead (i.e. fully burdened costs), required to obtain the authorization to manufacture, formulate, fill, ship and/or sell a Product in commercial quantities in the USA and/or the Collaborative Countries to third parties.

        Such Global Development Costs shall include but are not limited to costs of development including cost of studies on the toxicological, pharmacokinetical, metabolical or clinical aspects of a Product conducted internally or by individual investigators or consultants, manufacturing process development and scale up costs, qualification lots, costs for preparing, submitting, reviewing or developing data or information necessary for the purpose of submission to the FDA, EMEA or other governmental authority in order to obtain and/or maintain approval of a Product in the USA and/or the Collaborative Countries.

        These costs shall include expenses for data management, statistical designs and studies, document preparation, and other administration expenses associated with the clinical testing program.



Financial Appendix to the Amended and Restated Agreement                       5

        These costs shall include costs incurred in geographical areas other than USA and/or the Collaborative Countries (e.g.: Canada, South Africa and Brazil) only to the extent that the activities related with such costs are specifically planned (and specifically included in the mutually approved global development plan and budget) to be incurred in such geographical areas for the purpose of generating data or information required to obtain the above mentioned authorization in the USA and/or the Collaborative Countries.

        These costs shall not include Patent costs, pre-registration marketing costs (e.g. trademark costs, advertising agency selection costs, pre-marketing studies), post-registration clinical and marketing studies which are not conducted as part of the global development plan.

        In determining Global Development Costs, each Party will use its applicable project cost system with the purpose of tracking costs as much as possible on a product indication-by-product indication basis.

        As the case may be, Global Development Costs shall exclude for a Product development costs attributable to specific indications for which one Party has opted out as described in the next section for such Product as updated from time to time.

        ADDITIONAL INDICATION OPT OUT I OPT BACK IN - When ROCHE opts in for a Product, it will opt in for all indications for such Product.

        Each Party has the right to opt out of the development of an additional indication for a Product beyond the initial indication for that Product at one of the following three decision points:

                a) Executive Committee decision of GENENTECH to develop an indication or the equivalent ROCHE decision as defined above

                b)      End of Phase II

                c) A formal decision point in phase III defined in the clinical study protocol and agreed upon by the parties

        Prior to such opt out decision, the Parties shall have a good faith discussion about the reasons and consequences of the opt out

        The Party electing to opt out will provide the other Party with sixty days notice prior to its election and will be obligated to pay its share of the cost of all ongoing clinical and preclinical studies and its share of other development costs already committed to third parties as of the date of such notice. Thereafter the Party electing to opt out will not share any costs or benefits of such indication.



Financial Appendix to Amended and Restated Agreement                           6

        In the event that a Party which previously opted out of an indication wishes to regain its rights to such indication then it may regain such rights by electing to do so at the latest within thirty days of a formal decision to file for approval for that indication and by paying within thirty days, two hundred percent of the Global Development Costs it would have otherwise incurred if it had not opted out for such indication during the period of opt out and by thereafter assuming from the opt back in date its ongoing obligations as if no opt out had occurred.

2)      PLANNING AND BUDGETING OF GLOBAL DEVELOPMENT COSTS

        For a Product for which ROCHE has exercised its option, the Parties shall agree on a global development plan and budget on an indication-by-indication basis.

        Such plan and budget shall i) identify activities and costs to be incurred, by calendar quarter, ii) provide details of activities in a manner to be specified by the Joint Development Committee and in a manner consistent with the cost systems of each Party, iii) be updated whenever needed, at least on a quarterly basis and when development of indications additional to the initial indication shall be envisaged.

3.      REIMBURSEMENT OF DEVELOPMENT COSTS

        SHARING AND REIMBURSEMENT OF Genentech's Development Costs - Thirty days prior to the date by which ROCHE must exercise its option for a Product, GENENTECH shall choose one of the following methods for reimbursement of Development Costs incurred prior to exercise of such option, the choice being subject to ROCHE's consent which shall not be unreasonably withheld:

        A.)     Lump sum payment for the appropriate percentage of the
        cumulative Genentech's Development Costs incurred prior to ROCHE's exercise of such option, due thirty days after ROCHE's exercise of such option, or

        B.)     Quarterly payments, due 30 days after invoicing from GENENTECH, equal to one hundred and fifty percent (150%) of the Global Development Costs GENENTECH incurred after ROCHE's exercise of a Product option until such the cumulative amount paid thereunder equals the appropriate percentage of the cumulative Genentech's Development Costs incurred prior to ROCHE's exercise of such option plus interest at LIBOR from the date of such option exercise. GENENTECH shall invoice ROCHE for the amount due hereunder within 30 days of the end of each quarter.

        For products which GENENTECH can only license Canadian rights to ROCHE, the appropriate percentage reimbursement of Genentech's Development Costs provided in this Section 3 of this Appendix shall be reduced to ten percent (10%).



Financial Appendix to the Amended and Restated Agreement                       7

        SHARING AND REIMBURSEMENT OF GLOBAL DEVELOPMENT COSTS - The global development plan and budget as agreed by the JCC for such Product shall be the reference for sharing Global Development Costs. The Parties shall share development costs provided that they relate to activities which have been planned for and budgeted either in a global development plan and budget agreed between the Parties before the Option Exercise or in one of the subsequently jointly agreed updates of such global development plan and budget after the Option Exercise.

        In the case of i) activities or costs which have not been planned and budgeted but have actually been incurred by a Party or ii) actual costs of planned activities which have significantly exceeded (more than 10%) the amount budgeted, the JCC shall decide whether and/or how such additional costs shall be shared between the Parties.

        On a quarterly calendar basis, within 30 days after the end of each calendar quarter, each Party shall provide the other with an invoice for the amount of Global Development Costs it has incurred and which is due for reimbursement by such other Party for such quarter. The cost sharing shall be that provided for in the License Agreement or in this Financial Appendix. Such amount shall be expressed in US Dollars and payable within 30 days from receipt of such invoice. Such invoice shall be accompanied by a report specifying such Global Development Costs on a product indication-by-product indication basis and providing details per activity as specified by the JCC and show in local currency and US Dollars in a manner consistent with the amounts budgeted for such activities.

        As the case may be, development costs attributable to specific indications for which one Party has opted out pursuant to an Additional Indication Opt Out shall not be included in the global development plan and budget for such Product.

        Whenever for the purpose of calculating conversation of Global Development Costs from any foreign currency into US Dollars shall be required, such conversion shall be made using the average quarterly rate of exchange at the time for such currencies as retrieved from the Reuters System for the countries concerned.

4.      SALES BUSINESS PLAN AND BUDGET

        ROCHE shall provide GENENTECH within 30 days of availability in final form its sales budget (prepared annually and covering a one year period, month by month) and sales business plan (prepared annually and covering at least a three year period) for each Product for which it has exercised its option for commercialization in the Roche Territory under the License Agreement.

5.      SUPPLY PRICE OF PRODUCT

        The total amount due for the supply of Product between the Parties shall be the amount defined below:



Financial Appendix to the Amended and Restated Agreement                       8

        SUPPLY OF CLINICAL REQUIREMENTS - The sales price of Product for clinical purposes shall be the FBMC for such Clinical Requirements. Product manufactured as qualification lots and supplied for clinical purposes shall only be charged to the extent not included in Genentech's Development Costs or Global Development Costs.

        SUPPLY OF COMMERCIAL REQUIREMENTS - The sales price of Product for commercial purposes shall be GENENTECH's Cost of Goods plus a mark-up of twenty percent (20%) on FBMC.

        For the ROCHE Territory, such sales price will be billed to ROCHE and paid as follows:

                a) The amount corresponding to FBMC + 20 % mark-up will be invoiced in US Dollars and paid by ROCHE in such currency within 30 days after shipment.

                (b) Unless otherwise agreed upon in writing between the Parties, the amount corresponding to Outbound Costs will be billed in US Dollars on a quarterly basis and paid by ROCHE in such currency within 30 days of receipt of the invoice.

        Product manufactured as qualification lots and supplied for commercial purposes shall only be charged to the extent not included in Genentech's Development Costs or Global Development Costs.

6.      TIMING AND PAYMENT OF ROYALTIES BETWEEN THE PARTIES

        TIMING - Payment of Royalties due GENENTECH shall be made within ninety
        (90) days of the end of each calendar quarter in which the sale was made. For purposes of determining when a sale of a Product occurs, the sale shall be deemed to occur when a non-Affiliated third party is invoiced for the Product. Payment of Royalties due to third parties will be made ten days prior to the date the royalties are due to the third party under their respective licenses. Any royalty payment that is not paid on or before the date such payment is due under the License Agreement shall bear interest, to the extent permitted by applicable law, at the LIBOR rate of interest as reported from time to time by a qualified source that is mutually acceptable to the Parties, calculated on the number of days such payment is delinquent.

        PAYMENT --- WITHHOLDING TAXES - Unless otherwise agreed in writing between the Parties, payments of royalties shall be made in US Dollars, by wire transfer in immediately available funds to such account GENENTECH shall designate before such payment is due, free and clear of any taxes, duties, levies, fees or charges, except for withholding taxes due on behalf of GENENTECH (to the extent applicable). ROCHE shall make any withholding payments due on behalf of GENENTECH and shall promptly provide GENENTECH with written documentation of any such payment sufficient to satisfy the reasonable requirements of an appropriate tax authority




Financial Appendix to the Amended and Restated Agreement                       9
        with respect to an application by GENENTECH for a foreign tax credit for such payment or for similar treatment.

        ROYALTY REPORTING AND ROYALTY CALCULATION - Within thirty days after the end of each calendar quarter, ROCHE shall provide GENENTECH with a statement summarizing the monthly Net Sales of the Product in each country in the reporting currency of each such country as well as the rate used to convert from each such country's currency to Swiss Francs.

        Whenever for the purpose of calculating royalties conversion from any foreign currency shall be required, the amount of such Net Sales in foreign currencies shall be converted into Swiss Francs using the average monthly rate of exchange at the time for such currencies as retrieved from the Reuters System, or another qualified source that is mutually acceptable to the Parties.

        The amount of royalties due for payment to GENENTECH and calculated in Swiss Francs shall be translated into US Dollar at the rate retrieved from the Reuters System during the morning of the "day two" before the value date of such payment. The corresponding amount in US Dollars will then be communicated to the bank for payment on the value date.

7.      AUDIT AND INTERIM REVIEWS

        Audit work will be performed in the following manner and according to the specifications of the Article "Records Regarding Royalties" of the 1995 Agreement:

        If deemed necessary by either ROCHE or GENENTECH , an audit by independent certified public accountants may be requested. Such audit will be at the sole expense of the requesting Party and will be performed by the officially appointed auditor of the Party audited. If GENENTECH requests audit work of the ROCHE accounts, the audit will be performed by ROCHE's appointed worldwide auditor which is currently Price Waterhouse, LLP. If ROCHE requests audit work of the GENENTECH accounts, the audit will be performed by the independent auditor appointed by GENENTECH which is currently Ernst & Young LLP.



Financial Appendix to Amended and Restated Agreement                          10

                                   APPENDIX B

                              ARTICLE II COUNTRIES

               Germany
               Italy
               France
               United Kingdom
               Spain
               Japan
               Canada
               Mexico
               Brazil
               Argentina
               People's Republic of China
               Turkey
               South Korea
               Australia


                                                                              58